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                                                                   Exhibit 10.10

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                                CREDIT AGREEMENT

                                      among

                        THE YANKEE CANDLE COMPANY, INC.,



                                CERTAIN LENDERS,

           NATIONSBANC MONTGOMERY SECURITIES LLC, as Syndication Agent

                 THE BANK OF NOVA SCOTIA, as Documentation Agent

                          BANKBOSTON, as Managing Agent

                                       and


                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent






                           Dated as of June ___, 1999


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                             CHASE SECURITIES INC.,
                          as Arranger and Book Manager
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                                TABLE OF CONTENTS


                                                                            Page

SECTION 1.  DEFINITIONS                                                        1
             1.1  Defined Terms                                                1
             1.2  Other Definitional Provisions                               22

SECTION 2.  TERM LOANS                                                        22
             2.1  Term Loans                                                  22
             2.2  Repayment of Term Loans                                     22
             2.3  Proceeds of Term Loans                                      23

SECTION 3.  AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS                  23
             3.1  Revolving Credit Commitments                                23
             3.2  Proceeds of Revolving Credit Loans                          24
             3.3  Issuance of Letters of Credit                               24
             3.4  Participating Interests                                     25
             3.5  Procedure for Opening Letters of Credit                     25
             3.6  Payments in Respect of Letters of Credit                    25
             3.7  Swing Line Commitment                                       26
             3.8  Participations                                              27
             3.9 Closing Date Obligations                                     27

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT      27
             4.1  Procedure for Borrowing by the Company                      27
             4.2  Repayment of Loans; Evidence of Debt                        28
             4.3  Conversion Options                                          29
             4.4  Changes of Commitment Amounts                               29
             4.5  Optional Prepayments                                        30
             4.6  Mandatory Prepayments                                       31
             4.7  Interest Rates and Payment Dates                            32
             4.8  Computation of Interest and Fees                            33
             4.9  Commitment Fees                                             33
             4.10  Certain Fees                                               33
             4.11  Letter of Credit Fees                                      33
             4.12  Letter of Credit Reserves                                  34
             4.13  Further Assurances                                         35
             4.14  Obligations Absolute                                       35
             4.15  Assignments                                                36
             4.16  Participations                                             36
             4.17  Inability to Determine Interest Rate for
                     Eurodollar Loans                                         36
             4.18  Pro Rata Treatment and Payments                            37

                                      -i-
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             4.19  Illegality                                                 39
             4.20  Requirements of Law                                        39
             4.21  Indemnity                                                  41

SECTION 5.  REPRESENTATIONS AND WARRANTIES                                    41
             5.1  Corporate Existence; Compliance with Law                    42
             5.2  Corporate Power; Authorization                              42
             5.3  Enforceable Obligations                                     42
             5.4  No Legal Bar                                                42
             5.5  No Material Litigation                                      43
             5.6  Investment Company Act                                      43
             5.7  Federal Regulation                                          43
             5.8  No Default                                                  43
             5.9  No Burdensome Restrictions                                  43
             5.10  Taxes                                                      43
             5.11  Subsidiaries                                               44
             5.12  Ownership of Property; Liens                               44
             5.13  ERISA                                                      44
             5.14  Environmental Matters                                      45
             5.15  Financial Condition                                        45
             5.16  Year 2000                                                  46

SECTION 6.  CONDITIONS PRECEDENT                                              46
             6.1  Conditions to Initial Loans and Letters of Credit           46
             6.2  Conditions to All Loans and Letters of Credit               48

SECTION 7.  AFFIRMATIVE COVENANTS                                             49
             7.1  Financial Statements                                        49
             7.2  Certificates; Other Information                             50
             7.3  Payment of Obligations                                      51
             7.4  Conduct of Business and Maintenance of Existence            51
             7.5  Maintenance of Property; Insurance                          52
             7.6  Inspection of Property; Books and Records; Discussions      52
             7.7  Notices                                                     52
             7.8  Additional Subsidiary Guarantors; Pledge of Stock
                    of Additional Subsidiaries                                53

SECTION 8.  NEGATIVE COVENANTS                                                54
             8.1  Financial Covenants                                         54
             8.2  Indebtedness                                                55
             8.3  Limitation on Liens                                         56
             8.4  Limitation on Contingent Obligations                        57
             8.5  Prohibition of Fundamental Changes                          58
             8.6  Prohibition on Sale of Assets                               58
             8.7  Limitation on Investments, Loans and Advances               59


                                      -ii-
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             8.8  Capital Expenditures                                        60
             8.9  Limitation on Dividends                                     61
             8.10  Transactions with Affiliates                               61
             8.11  Derivative Contracts                                       61
             8.12  Limitation on Sales and Leasebacks                         62
             8.13  Fiscal Year                                                62

SECTION 9.  EVENTS OF DEFAULT                                                 62

SECTION 10.  THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER                  65
             10.1  Appointment                                                65
             10.2  Delegation of Duties                                       66
             10.3  Exculpatory Provisions                                     66
             10.4  Reliance by the Administrative Agent                       66
             10.5  Notice of Default                                          67
             10.6  Non-Reliance on Administrative Agent and Other Lenders     67
             10.7  Indemnification                                            67
             10.8  Administrative Agent in its Individual Capacity            68
             10.9  Successor Administrative Agent                             68
             10.10  Issuing Lender as Issuer of Letters of Credit             68
             10.11  Other Agents                                              68

SECTION 11.  MISCELLANEOUS                                                    69
             11.1  Amendments and Waivers                                     69
             11.2  Notices                                                    70
             11.3  No Waiver; Cumulative Remedies                             71
             11.4  Survival of Representations and Warranties                 71
             11.5  Payment of Expenses and Taxes                              71
             11.6  Successors and Assigns; Participations;
                     Purchasing Lenders                                       73
             11.7  Adjustments; Set-off                                       76
             11.8  Counterparts                                               77
             11.9  Integration                                                77
             11.10  GOVERNING LAW; NO THIRD PARTY RIGHTS                      77
             11.11  SUBMISSION TO JURISDICTION; WAIVERS                       77
             11.12  Acknowledgments                                           78


SCHEDULES:

Schedule 1                Commitment Amounts
Schedule 1.1(C)           NonSignificant Subsidiaries
Schedule 5.5              Litigation
Schedule 5.11(a)          Domestic Subsidiaries



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Schedule 5.11(b)          Foreign Subsidiaries
Schedule 8.2              Existing Indebtedness
Schedule 8.3              Existing Liens
Schedule 8.4              Contingent Obligations
Schedule 8.7              Investments, Loans and Advances
Schedule 8.10             Transactions with Affiliates


EXHIBITS:

      Exhibit A-1   Form of Revolving Credit Note
      Exhibit A-2   Form of Swing Line Note
      Exhibit A-3   Form of Term Note
      Exhibit B-1   Form of Company Pledge Agreement
      Exhibit B-2   Form of Subsidiary Guarantee
      Exhibit B-3   Form of Subsidiary Pledge Agreement
      Exhibit C-1   Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson
      Exhibit C-2   Form of Opinion of General Counsel
      Exhibit D     Form of Company Closing Certificate
      Exhibit E     Form of L/C Participation Certificate
      Exhibit F     Form of Refunded Swing Line Loan Participation Certificate
      Exhibit G     Form of Assignment and Acceptance








                                      -iv-
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        CREDIT AGREEMENT, dated as of June __, 1999, among THE YANKEE CANDLE
COMPANY, INC., a Massachusetts corporation (the "COMPANY"), the several lenders from time to time parties hereto (the "LENDERS"), NATIONSBANC MONTGOMERY SECURITIES LLC, as syndication agent (in such capacity, the "SYNDICATION AGENT"), THE BANK OF NOVA SCOTIA, as documentation agent (in such capacity, the "DOCUMENTATION AGENT") and BANKBOSTON, as managing agent (in such capacity, the "MANAGING AGENT"), and THE CHASE MANHATTAN BANK, as administrative agent for the Lenders and (in such capacity, the "ADMINISTRATIVE AGENT").

                              W I T N E S S E T H :

        WHEREAS, the Company has informed the Administrative Agent and the Lenders that the Company intends to issue and sell shares of its common stock in an initial public offering registered under the Securities Act of 1933, as amended (the "IPO"); and

        WHEREAS, in connection with the IPO, the Company has requested the Lenders to enter into this Agreement to make loans and other extensions of credit to be used, together with the proceeds of the IPO, to refinance certain of the outstanding indebtedness of Company, to pay fees and expenses related to the IPO and the other transactions contemplated hereby and to provide financing for the working capital needs and general corporate purposes of the Company and its Subsidiaries.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company, the Lenders and the Administrative Agent hereby agree as follows:


SECTION 1.  DEFINITIONS

     1.1 DEFINED TERMS. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:

                "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D

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        Assessment Rate; "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

                "ABR LOANS": Loans whose interest rate is based on the ABR.

                "ACQUIRED BUSINESS": as defined in the definition of "Consolidated EBITDA".

                "ADJUSTMENT DATE": (a) the Closing Date and (b) the first Business Day following receipt by the Administrative Agent of both (i) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as the case may be, for the most recently completed fiscal period and (ii) the certificate required to be delivered pursuant to subsection 7.2(b) with respect to such fiscal period.

                "ADMINISTRATIVE AGENT": as defined in the preamble hereto.

                "AFFILIATE": of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect,

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either to (i) vote 10% or more of the securities having ordinary voting power for theelection of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

        "AGGREGATE REVOLVING CREDIT EXTENSIONS OF CREDIT": at any particular time, the sum of (a) the aggregate then outstanding principal amount of the Revolving Credit Loans, (b) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (c) the aggregate amount of Revolving L/C Obligations.

        "APB 16": Accounting Principles Board Opinion No. 16.

        "APPLICABLE MARGIN": initially, the Applicable Margin set forth on Annex A hereto opposite the Leverage Ratio of the Company in effect on the Closing Date, PROVIDED that (i) subject to clauses (ii) and (iii) below, from and after the first Adjustment Date occurring after the Closing Date the Applicable Margin for all Loans will be adjusted, if required on each Adjustment Date, to the Applicable Margin set forth on Annex A hereto opposite the Leverage Ratio Level of the Company in effect on such Adjustment Date, (ii) on each Adjustment Date prior to the Reset Date the Leverage Ratio shall be deemed for purposes of determining the Applicable Margin not to be lower than Leverage Ratio Level II,
(iii) from and after the date which is the first Business Day following the date which is six months after the Closing Date (the "RESET DATE") to the first Adjustment Date occurring thereafter, the Applicable Margin for all Loans will be adjusted, if required, to the Applicable Margin set forth on Annex A hereto opposite the Leverage Ratio Level of the Company in effect on the Adjustment Date which most recently preceded the Reset Date and (iv) in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related certificate required pursuant to subsection 7.2(b), are not delivered when due, then, during the period from the date upon which such financial statements were required to be delivered until one Business Day following the date upon which they actually are delivered, Leverage Ratio Level I shall be deemed to be in effect for the purposes of determining Applicable Margins during such period.

        "ASSET SALE": any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by the Company or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Company (except sales, sale-leasebacks, assignments, conveyances, transfers and other dispositions permitted (i) by clauses (a), (b), (c), (d) and (f) of subsection
8.6 and (ii) by subsection 8.12 only, in the case of this clause (ii), to the extent of the first $10,000,000 thereunder).

        "ASSIGNEE": as defined in subsection 11.6(c).

        "ASSIGNMENT AND ACCEPTANCE": an Assignment and Acceptance substantially in the form of Exhibit G hereto.

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        "AVAILABLE REVOLVING CREDIT COMMITMENT": as to any Lender, at a
particular time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment at such time less (b) the sum of
(i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender's L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit, (iii) such Lender's Revolving Credit Commitment Percentage of the aggregate outstanding amount of Revolving L/C Obligations and (iv) such Lender's Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, PROVIDED that for purposes of calculating Available Revolving Credit Commitments pursuant to subsection 4.9, the amount referred to in this clause (iv) shall be zero; collectively, as to all the Lenders, the "AVAILABLE REVOLVING CREDIT COMMITMENTS".

        "BENEFITTED LENDER": as defined in subsection 11.7 hereof.

        "BOARD": the Board of Governors of the Federal Reserve System of the United States (or any successor).

        "BORROWING DATE": any Business Day, or, in the case of Eurodollar Loans, any Working Day, specified in a notice pursuant to (a) subsection 3.7 or 4.1 as a date on which the Company requests Chase to make Swing Line Loans or the Lenders to make Revolving Credit Loans hereunder or (b) subsection 3.5 as a date on which the Company requests the Issuing Lender to issue a Letter of Credit hereunder.

        "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

        "CAPITAL EXPENDITURES": for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by subsection 8.7) which are set forth on the Company and its Subsidiaries' consolidated statement of cash flows for such period as the "purchase of property, plant and equipment," in accordance with GAAP, consistent with the Company's financial statements for the year ended December 31, 1998.

        "CASH EQUIVALENTS": (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case (A) with any Lender, (B) with any domestic commercial bank having capital and surplus in excess of $300,000,000 or (C) with Greenfield Saving Bank or United Bank so long as, in the case of this clause (C), such banks have assets in excess of $225,000,000, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv)

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commercial paper issued by any Lender, the parent corporation of any Lender or any Subsidiary of such Lender's parent corporation, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Rating Group or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within six months after the date of acquisition thereof.

        "C/D ASSESSMENT RATE": for any day as applied to any ABR Loan, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by the Administrative Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at the offices of Chase in the United States.

        "C/D RESERVE PERCENTAGE": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

        "CHANGE IN LAW": with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of subsection 4.12(b) or 4.20(b), any corporation controlling such Lender.

        "CHASE": The Chase Manhattan Bank.

        "CLASSIC VEHICLES": classic automobiles owned by the Company and used for public display only at the Company's South Deerfield, Massachusetts location.

        "CLOSING DATE": the date on which each of the conditions precedent to the effectiveness of this Agreement contained in subsection 6.1 have been either satisfied or waived, and the initial Loans are made hereunder, in accordance with the terms and provisions of subsection 6.1.

        "CODE": the Internal Revenue Code of 1986, as amended from time to time.

        "COMMERCIAL L/C": a commercial documentary Letter of Credit under which the relevant Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or any Subsidiary thereof in connection with the purchase of goods or services in the ordinary course of business.

        "COMMITMENT FEE RATE" .375%, PROVIDED that (i) from the Reset Date to the first Adjustment Date occurring thereafter, the Commitment Fee Rate will be adjusted, if required, to the Commitment Fee Rate set forth on Annex A hereto opposite the Leverage

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Ratio Level of the Company in effect on the Adjustment Date which most recently preceded the Reset Date, and (ii) thereafter, the Commitment Fee Rate will be adjusted, if required on each Adjustment Date, to the Commitment Fee Rate set forth on Annex A hereto opposite the Leverage Ratio Level of the Company in effect on such Adjustment Date and PROVIDED further, that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related certificate required pursuant to subsection 7.2(b), are not delivered when due, then, during the period from the date upon which such financial statements were required to be delivered until one Business Day following the date upon which they actually are delivered, Leverage Ratio Level I shall be deemed to be in effect for the purposes of determining the Commitment Fee Rate during such period.

        "COMMITMENT PERCENTAGE": with respect to any Lender its Term Loan Commitment Percentage or its Revolving Credit Commitment Percentage, as the context may require.

        "COMMITMENT PERIOD": the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

        "COMMITMENTS": the collective reference to the Revolving Credit Commitments, the Swing Line Commitment and the Term Loan Commitments; individually, a "COMMITMENT".

        "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

        "COMPANY": as defined in the preamble hereto.

        "COMPANY PLEDGE AGREEMENT": the Pledge Agreement made by the Company in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit B-1, as the same may be amended, supplemented or otherwise modified in accordance with its terms from time to time (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Company Pledge Agreement shall not require the Company to pledge (x) any of the outstanding capital stock of, or other equity interests in, (i) any Non-Significant Subsidiary of the Company or (ii) any Foreign Subsidiary of the Company which is owned by a Foreign Subsidiary of the Company or, (y) more than 65% of the outstanding capital stock of, or other equity interests in, (i) any other Foreign Subsidiary of the Company, or (ii) any other Subsidiary of the Company if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value).

        "CONSOLIDATED CASH INTEREST EXPENSE": for any period, Consolidated Interest Expense for such period less all amounts included in such Consolidated Interest Expense which are not paid in cash.

        "CONSOLIDATED EBITDA": for any period, Consolidated Net Income ((i) including earnings and losses from discontinued operations, (ii) excluding extraordinary gains, and gains and losses arising from the proposed or actual disposition of material assets, and (iii) excluding the non-cash portion of other non-recurring losses) of the Company and its Subsidiaries for such period, PLUS to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (a) interest expense (net of interest income but including, to the extent otherwise deducted in calculating Consolidated Net Income, interest expense on the Subordinated Debentures), amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Letters of Credit, (b) taxes measured by income, (c) depreciation and amortization expenses including acceleration thereof and including the amortization of the increase in inventory resulting from the application of APB 16 for transactions contemplated by this Agreement including Permitted Acquisitions, (d) non-cash compensation expenses arising from or as a consequence of the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (e) any writedown or loss from the sale of Classic Vehicles, (f) expenses or costs of split dollar life insurance, (g) non-cash costs or expenses associated with deferred compensation plans, (h) any costs or expenses associated with or in connection with the reengineering or installation of new operational or accounting systems which are required to be expensed under GAAP, (i) any costs or expenses associated with or incurred in connection with the IPO and the Refinancing, (j) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under Statement of Financial Accounting Standards No. 106 ("FASB 106") and Statement of Financial Accounting Standards No. 112 ("FASB 112") over the cash expense in respect of such post-retirement benefits and post-employment benefits and (k) the excess of the expenses in respect of rent accrued under the Statement of Financial Accounting Standards No. 13 ("FASB 13") over the actual cash expenses incurred in respect of such rent expenses. For purposes of subsection 8.1, if the Company or any of its Subsidiaries acquires any business (an "ACQUIRED BUSINESS") in a Permitted Acquisition during any period of four consecutive fiscal quarters (a "ROLLING PERIOD"), Consolidated EBITDA for such Rolling Period will be determined on a pro forma basis as if such Acquired Business were acquired on the first day thereof. In determining the pro forma adjustments to Consolidated EBITDA to be made with respect to any Acquired Business for periods prior to the acquisition date thereof, actions taken by the Company and its subsidiaries prior to the first anniversary of the related acquisition date that result in cost savings with respect to such Acquired Business will be deemed to have been taken on the first day of the Rolling Period for which Consolidated EBITDA is being determined (with the intent that such cost savings be effectively annualized by extrapolation from the demonstrated cost savings since the related acquisition date). Such pro forma adjustments will be subject to delivery to the Administrative Agent of a certificate of a Responsible Officer of the Company; such certificate may be delivered with respect to any Acquired Business at any time after the last day of the first fiscal quarter of the Company to end after the related acquisition date and may be delivered quarterly (but only once per fiscal quarter with respect to each Acquired Business). Each such certificate shall be accompanied by supporting information and calculations demonstrating the actual cost savings with respect to such Acquired Business and such information as any Lender, through the Administrative Agent, may reasonably request.

        "CONSOLIDATED INTEREST EXPENSE": for any period, the amount of interest expense, both expensed and capitalized (excluding amortization and write offs of debt discount and debt issuance costs), net of interest income, of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period and excluding for purposes of Section 8.1 any interest expense attributable to Indebtedness incurred or assumed in connection with any acquisition of any business until the day following the end of the fiscal quarter during which the acquisition occurred. For purposes of calculating Consolidated Interest Expense for any period prior to the Closing Date interest expense on the Subordinated Debentures shall be excluded. For the purposes of determining Consolidated Interest Expense for the fiscal quarters of the Company ending on the Saturday closest to September 30, 1999, December 31, 1999 and March 31, 2000, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

        "CONSOLIDATED NET INCOME": for any period, the net income or net loss of the Company and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis, as reflected in the financial statements furnished to the Administrative Agent in accordance with subsections 7.1(a) and (b) hereof.

        "CONSOLIDATED TOTAL DEBT": at any date of determination, the principal amount of all indebtedness of the Company and its consolidated Subsidiaries outstanding in accordance with GAAP under this Agreement plus any other amounts, without duplication, included in clause (a) of the definition of Indebtedness (including any amounts drawn and unreimbursed under letters of credit) outstanding at such date of determination, on a consolidated basis in accordance with GAAP.

        "CONTINGENT OBLIGATION": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

        "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

        "CREDIT DOCUMENTS": the collective reference to this Agreement, the Notes, the Pledge Agreements, the Guarantees and any guarantee executed and delivered pursuant to the terms of subsection 7.8.

        "CREDIT PARTIES": the collective reference to the Company and each Subsidiary which is a party, or which at any time becomes a party, to a Credit Document.

        "DEFAULT": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

        "DOLLARS" and "$": dollars in lawful currency of the United States of America.

        "DOMESTIC SUBSIDIARY": any Subsidiary of the Company other than a Foreign Subsidiary.

        "ENVIRONMENTAL LAWS": any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

        "EP-V": Forstmann Little & Co. Equity Partnership-V, a Delaware limited partnership.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "EUROCURRENCY RESERVE REQUIREMENTS": for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System.

        "EURODOLLAR BASE RATE": with respect to each day during any Interest Period for any Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 a.m., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the foreign currency and exchange operations in respect of its Eurodollar Loans then are being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

        "EURODOLLAR LENDING OFFICE": the office of each Lender which shall be making or maintaining its Eurodollar Loans.

        "EURODOLLAR LOANS": Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

        "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                  Eurodollar Base Rate
                            --------------------------------
                     1.00 - Eurocurrency Reserve Requirement

        "EVENT OF DEFAULT": any of the events specified in Section 9, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

        "EXTENSIONS OF CREDIT": the collective reference to Loans made and Letters of Credit issued under this Agreement.

        "EXISTING CREDIT AGREEMENT": the Credit Agreement dated as of April 27, 1998 among the Company, Yankee Candle Holdings Corp., the banks and other financial institutions party thereto and Chase, as administrative agent.

        "FIXED CHARGE COVERAGE RATIO": as at the last day of any fiscal quarter of the Company, the ratio of (a) the sum of Consolidated EBITDA plus Lease Expense, in each case for the period of four fiscal quarters ending on such day to (b) the sum of Consolidated Cash Interest Expense plus Lease Expense for the period of four fiscal quarters ending on such day.

        "FL AFFILIATE": any of FL & Co., MBO-VI, EP-V, FLC, FLC XXIX, the partners of FL & Co., MBO-VI, EP-V, FLC or FLC XXIX on the Closing Date, any subordinated debt and equity partnership controlled by FL & Co., MBO-VI, EP-V, FLC or FLC XXIX, any equity partnership controlled by FL & Co., MBO-VI, EP-V, FLC or FLC XXIX, any Affiliate of FL & Co., MBO-VI, EP-V, FLC or FLC XXIX, any directors, executive officers or other employees or other members of the management of the Company or any Subsidiary of any thereof (or any "associate" (as defined in Rule 405 under the Securities Act of 1933, as amended) of any thereof or employee benefit plan beneficially owned by any thereof) on the Closing Date, or any combination of the foregoing.

        "FL & CO.": FLC XXXI, a New York limited partnership, doing business as "Forstmann Little & Co.," the general partners of which are FLC Partnership, L.P., a New York limited partnership ("FLC"), and FLC XXIX, a New York general partnership ("FLC XXIX"), and the limited partner of which is FLC XXIX.

        "FOREIGN SUBSIDIARY": any Subsidiary of the Company (a) which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of capital stock or other equity interests of one or more Persons which conduct the major portion of their business outside the United States (within the meaning of Section 7701(a)(9) of the Code).

        "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

        "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "GUARANTEE": the collective reference to the Subsidiary Guarantees.

        "HOLDINGS LIQUIDATION": the liquidation of Yankee Candle Holdings Corp. before the IPO.

        "INDEBTEDNESS": of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (c) all liabilities (other than lease obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized and (e) all indebtedness of such Person arising under acceptance facilities; but excluding (y) customer deposits and interest payable thereon in the ordinary course of business and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (y) and (z) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

        "INSOLVENCY": with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

        "INTEREST PAYMENT DATE": (a) as to ABR Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any ABR Loans are made or any Eurodollar Loans are converted to ABR Loans,
(b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period, (c) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of six months, the day which is three months after the date on which such Eurodollar Loan is made or an ABR Loan is converted to such a Eurodollar Loan, and the last day of such Interest Period, (d) in the case of any Term Loan, when such Loan is paid in full and (e) in the case of Revolving Credit Loans, on the Revolving Credit Termination Date.

        "INTEREST PERIOD": with respect to any Eurodollar Loan:

                (a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Company in its notice of borrowing as provided in subsection 4.1 or its notice of conversion as provided in subsection 4.3; and

                (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Company by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

PROVIDED that the foregoing provisions relating to Interest Periods are subject to the following:

                (A) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

                (B) any Interest Period with respect to any Revolving Credit Loan that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date or, if the Revolving Credit Termination Date shall not be a Working Day, on the next preceding Working Day;

                (C) if the Company shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an ABR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.3);

                (D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

                (E) the Company shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

        "IPO": as defined in the Recitals hereto.

        "ISSUING LENDER": any of Chase or Chase Manhattan Bank (Delaware), as issuer of Letters of Credit.

        "L/C APPLICATION": a letter of credit application in the Issuing Lender's then customary form for the type of letter of credit requested.

        "L/C PARTICIPATING INTEREST": an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

        "L/C PARTICIPATION CERTIFICATE": a certificate in substantially the form of Exhibit E hereto.

        "LEASE EXPENSE": of the Company and its Subsidiaries, for any period, the aggregate amount of rents actually paid in cash during such period by the Company and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis, excluding however, obligations under leases which are classified as Indebtedness under clause
(d) of the definition of Indebtedness.

        "LENDERS": as defined in the preamble hereto.

        "LETTER OF CREDIT": a letter of credit issued by an Issuing Lender pursuant to the terms of subsection 3.3.

        "LEVERAGE RATIO": at any date, the ratio of Consolidated Total Debt at such date to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date.

        "LEVERAGE RATIO LEVEL": the existence of Leverage Ratio Level I, Leverage Ratio Level II, Leverage Ratio Level III or Leverage Ratio Level IV, as the case may be.

        "LEVERAGE RATIO LEVEL I": shall exist on an Adjustment Date if the Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to such Adjustment Date is greater than or equal to 3.75 to 1.00.

        "LEVERAGE RATIO LEVEL II": shall exist on an Adjustment Date if the Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to such Adjustment Date is less than 3.75 to 1.00 but greater than or equal to 3.00 to 1.00.

        "LEVERAGE RATIO LEVEL III": shall exist on an Adjustment Date if the Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to such Adjustment Date is less than 3.00 to 1.00 but greater than or equal to 2.00 to 1.00.

        "LEVERAGE RATIO LEVEL IV": shall exist on an Adjustment Date if the Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to such Adjustment Date is less than 2.00 to 1.00.

        "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with lease obligations incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such lease obligations).

        "LOANS": the collective reference to the Term Loans, the Revolving Credit Loans and the Swing Line Loans; individually, a "LOAN".

        "MATERIAL ADVERSE EFFECT": a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries taken as a whole.

        "MATERIAL SUBSIDIARIES": any Subsidiary of the Company, other than (i) any Foreign Subsidiary of the Company, (ii) any Subsidiary of the Company if more than 65% of the assets of such Subsidiaries are securities of foreign Persons (such determination to be made on the basis of fair market value) and
(iii) any Non-Significant Subsidiary of the Company.

        "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

        "MBO-VI": Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., a Delaware limited partnership.

        "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

        "NET PROCEEDS": (a) when used with respect to any Asset Sale, the aggregate cash proceeds received by the Company or any Subsidiary of the Company in respect of any Asset Sale, and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Company or such Subsidiary in respect of an Asset Sale (subject to the limitations set forth in subsection 8.7(i), net of (without duplication) (i) the reasonable expenses (including legal fees and brokers' and underwriters' commissions paid to third parties which are not Affiliates or Subsidiaries of the Company) incurred in effecting such Asset Sale, (ii) any taxes reasonably attributable to such Asset Sale and, in case of an Asset Sale in a foreign jurisdiction, any taxes reasonably attributable to the repatriation of the proceeds of such Asset Sale reasonably estimated by the Company or such Subsidiary to be actually payable, (iii) any amounts payable to a Governmental Authority triggered as a result of any such Asset Sale, (iv) any Indebtedness or Contractual Obligation of the Company and its Subsidiaries (other than the Loans and other Obligations) required to be paid or retained in connection with such Asset Sale and (v) the aggregate amount of reserves required in the reasonable judgment of the Company or such Subsidiary to be maintained on the books of the Company or such Subsidiary in order to pay contingent liabilities with respect to such Asset Sale; PROVIDED that amounts deducted from aggregate proceeds pursuant to clause
(v) and not actually paid by the Company or any of its Subsidiaries in liquidation of such contingent liabilities shall be deemed to be Net Proceeds and shall be applied in accordance with subsection 4.6 at such time as such contingent liabilities shall cease to be obligations of the Company or any of its Subsidiaries; and (b) when used with respect to the incurrence of Indebtedness, the aggregate cash proceeds received by the Company or any Subsidiary of the Company in respect of such Indebtedness less the aggregate amount of any reasonable underwriter's commissions and discounts, placement agency fees and expenses, financial advisory fees and expenses, accounting and legal fees and expenses, and other fees and expenses, in each case relating to, and payable at the closing of, the transaction or transactions resulting in such cash proceeds.

        "NON-SIGNIFICANT SUBSIDIARY": at any time, any Subsidiary of the Company which at such time has total assets (including the total assets of any Subsidiaries), or for which the Company or any of its Subsidiaries shall have paid (including the assumption of Indebtedness) in connection with the acquisition of capital stock (or other equity interests) or the total assets of such Subsidiary, less than $2,000,000 and which is listed on Schedule 1.1(C) hereto (or on any updates to such Schedule subsequently furnished by the Company to the Administrative Agent) as a "Non-Significant Subsidiary" of the Company, provided that the total assets of all Non-Significant Subsidiaries at any time does not exceed 5% of the total assets of the Company and its Subsidiaries on a consolidated basis.

        "NON-U.S. LENDER": as defined in subsection 4.18(e) hereof.

        "NOTES": the collective reference to the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes; one of the Notes, a "NOTE".

        "OBLIGATIONS": the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company to the Administrative Agent or any Lender (and in the case of any interest rate, currency or similar swap and hedging arrangements entered into with any Affiliate of a Lender, such Affiliates) (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Credit Documents, any Letter of Credit or L/C Application, any agreements between the Company and any Lender relating to interest rate, currency or similar swap and hedging arrangements permitted pursuant to subsection 8.11 or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender or any such Affiliate) or otherwise.

        "PARTICIPANTS": as defined in subsection 11.6(b).

        "PARTICIPATING LENDER": any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

        "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

        "PERMITTED ACQUISITIONS": non-hostile acquisitions (by merger, purchase, lease (including any lease that contains up front payments and/or buyout options) or otherwise) by the Company or any of its Subsidiaries of any of the assets of, or shares of the capital stock of or other equity interests in, a Person or division or line of business of a Person engaged in a similar line of business to that of the Company and its Subsidiaries or in a related business, PROVIDED that immediately after giving effect thereto: (1) at least 80% of the outstanding capital stock or other equity interests of any acquired or newly formed corporation or other entity that acquires or leases such Person, division or line of business is owned directly by the Company or a Domestic Subsidiary; (2) any such capital stock or other equity interests owned directly by the Company or a Domestic Subsidiary are duly and validly pledged to the Administrative Agent for the ratable benefit of the Lenders

(other than any capital stock of, or other equity interests in, any Non-Significant Subsidiary or Foreign Subsidiary of the Company or any other Subsidiary of the Company that is not required to be so pledged pursuant to the definition of "Company Pledge Agreement" or "Subsidiary Pledge Agreement" or pursuant to subsection 7.8(c)); (3) the Company causes any such corporation or other entity to comply with subsection 7.8 hereof, if subsection 7.8 is applicable; (4) any such corporation or other entity is not liable for and the Company and its Subsidiaries do not assume any Indebtedness (except for Indebtedness permitted pursuant to subsection 8.2); and (5) no Default or Event of Default shall have occurred and be continuing and the Company shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets.

        "PERMITTED USES OF PROCEEDS": to consummate the Refinancing, to finance the working capital needs and general corporate purposes of the Company, including, without limitation, to finance capital expenditures, to finance receivables and inventory and to finance the importing of goods and to fund reimbursement obligations under Letters of Credit and for the purposes described in subsection 2.3.

        "PERSON": an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "PLAN": any pension plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

        "PLEDGE AGREEMENTS": the collective reference to the Company Pledge Agreement and the Subsidiary Pledge Agreement.

        "PLEDGED NOTES": as defined in the Pledge Agreements.

        "PLEDGED STOCK": as defined in the Pledge Agreements.

        "PRO FORMA BALANCE SHEET": as defined in subsection 5.15(a).

        "PROPERTIES": each parcel of real property currently or previously owned or operated by the Company or any Subsidiary of the Company.

        "REFINANCING": the collective reference to (i) the refinancing of existing indebtedness of the Company under the Existing Credit Agreement,
(ii) the refinancing of the Subordinated Debentures and (iii) the payment of fees and expenses in connection with the foregoing, the IPO and the transactions contemplated thereby.

        "REFUNDED SWING LINE LOAN PARTICIPATION CERTIFICATE": a certificate in substantially the form of Exhibit F hereto.

        "REFUNDED SWING LINE LOANS": as defined in subsection 3.7(b).

        "REGISTER": as defined in subsection 11.6(e).

        "REGISTRATION STATEMENT": the Registration Statement No. 333-76397 on Form S-1, filed by the Company with the Securities and Exchange Commission on April 16, 1999, as such Registration Statement may be amended from time to time.

        "REGULATION T": Regulation T of the Board, as from time to time in effect.

        "REGULATION U": Regulation U of the Board, as from time to time in effect.

        "REGULATION X": Regulation X of the Board, as from time to time in effect.

        "RELATED DOCUMENT": any agreement, certificate, document or instrument relating to a Letter of Credit.

        "RELEASE LENDERS": at a particular time Lenders that hold Term Loans and Revolving Credit Commitments (or if the Revolving Credit Commitments have been cancelled (w) the aggregate then outstanding principal amount of the Revolving Credit Loans, (x) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (y) the aggregate then outstanding principal amount of Revolving L/C Obligations and (z) the aggregate amount represented by the agreements of the Lenders in subsections 3.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding) in an aggregate principal amount equal to at least 75% of the sum of the aggregate unpaid principal amount of the Term Loans and the aggregate Revolving Credit
Commitment at such time (or if the Revolving Credit Commitments have been cancelled (w) the aggregate then outstanding principal amount of the Revolving Credit Loans, (x) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit,
(y) the aggregate then outstanding principal amount of Revolving L/C
Obligations and (z) the aggregate amount represented by the agreements of the Lenders in subsections 3.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding).

        "REORGANIZATION": with respect to a Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

        "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

        "REPURCHASE LIMIT" : as defined in subsection 8.9.

        "REQUIRED LENDERS": at a particular time Lenders that hold Term Loans and Revolving Credit Commitments (or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit

Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and
(iv) the aggregate amount represented by the agreements of the Lenders in subsections 3.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding) in an aggregate principal amount equal to at least 51% of the sum of the aggregate unpaid principal amount of the Term Loans and the aggregate Revolving Credit Commitment at such time (or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 3.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding).

        "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "RESET DATE": as defined in the definition of "Applicable Margin".

        "RESPONSIBLE OFFICER": the chief executive officer or the chief operating officer of the Company or, with respect to financial matters, the chief financial officer or controller of the Company.

        "RESTRICTED PAYMENTS": as defined in subsection 8.9.

        "REVOLVING CREDIT COMMITMENT": as to any Lender, its obligations to make Revolving Credit Loans to the Company pursuant to subsection 3.1, and to purchase its L/C Participating Interest in any Letter of Credit in an aggregate amount not to exceed at any time the amount set forth opposite such Lender's name in Schedule 1 under the heading "Revolving Credit Commitment" and in an aggregate amount not to exceed at any time the amount equal to such Lender's Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement;
collectively, as to all the Lenders, the "REVOLVING CREDIT COMMITMENTS".

        "REVOLVING CREDIT COMMITMENT PERCENTAGE": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Swing Line Loans constituted by such Lender's Aggregate Revolving Credit Extensions of Credit and participating interest in Swing Line Loans).

        "REVOLVING CREDIT LOAN" and "REVOLVING CREDIT LOANS": as defined in subsection 3.1(a).

        "REVOLVING CREDIT NOTE": as defined in subsection 4.2(e).

        "REVOLVING CREDIT TERMINATION DATE": June ___, 2004.

        "REVOLVING L/C OBLIGATIONS": the obligations of the Company to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to subsection 3.6.

        "ROLLING PERIOD": as defined in the definition of "Consolidated EBITDA".

        "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

        "STANDBY L/C": an irrevocable standby or direct pay Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Company on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or a Subsidiary thereof incurred pursuant to contracts made or performance undertaken, or to be undertaken, or like matters relating to contracts to which the Company or a Subsidiary thereof is or proposes to become a party in the ordinary course of the Company's or such Subsidiary's business, including, without limitation, for insurance purposes or in respect of advance payments or as bid or performance bonds.

        "SUBORDINATED DEBENTURES": the collective reference to the Company's (i) 6-3/4% Series A Debentures due May 31, 2009, in the aggregate principal amount of $106,666,666, (ii) 6-3/4% Series B Debentures due May 31, 2010, in the aggregate principal amount of $106,666,668 and (c) 6-3/4% Series C Debentures due May 31, 2011, in the aggregate principal amount of $106,666,668.

        "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

        "SUBSIDIARY GUARANTEE": the Subsidiary Guarantee to be executed by each Subsidiary Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit B-4 hereto, as the same may be amended, supplemented or otherwise modified from time to time.

        "SUBSIDIARY GUARANTOR": any Subsidiary which enters into a Subsidiary Guarantee pursuant to subsection 7.8(a) or (b) (it being understood and agreed that, subject to subsection 7.8(b), (i) no Foreign Subsidiary of the Company, (ii) no other Subsidiary of the Company if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value) and (iii) no Non-Significant Subsidiary shall, in any case, enter into a Subsidiary Guarantee pursuant to subsection 7.8(a)).

        "SUBSIDIARY PLEDGE AGREEMENT": any Pledge Agreement made by any Material Subsidiary in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit B-2, as the same may be amended, supplemented or otherwise modified from time to time (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Subsidiary Pledge Agreement shall not require any Material Subsidiary to pledge
(x) any of the outstanding capital stock of, or other equity interests in any
(i) Non-Significant Subsidiary of the Company or (ii) any Foreign Subsidiary of the Company which is owned by a Foreign Subsidiary of the Company or, (y) more than 65% of the outstanding capital stock of, or other equity interest in, (i) any other Foreign Subsidiary of the Company, or (ii) any other Subsidiary of the Company if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value)).

        "SWING LINE COMMITMENT": Chase's obligation to make Swing Line Loans pursuant to subsection 3.7.

        "SWING LINE LOAN" and "SWING LINE LOANS": as defined in subsection
3.7(a).

        "SWING LINE NOTE": as defined in subsection 4.2(e).

        "TERM INSTALLMENT PAYMENT DATE": as defined in subsection 2.2.

        "TERM LOAN" and "TERM LOANS": as defined in subsection 2.1.

        "TERM LOAN COMMITMENT": as to any Lender, its obligations to make Term Loans to the Company pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth opposite such Lender's name in Schedule 1 under the heading "Term Loan Commitment", as the same may be reduced from time to time pursuant to this Agreement; collectively, as to all the Lenders, the "TERM LOAN COMMITMENTS".

        "TERM LOAN COMMITMENT PERCENTAGE": as to any Lender, at any time, the percentage which such Lender's outstanding Term Loans constitute of all of the Term Loans then outstanding.

        "TERM NOTE" and "TERM NOTES": as defined in subsection 4.2.

        "TYPE": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                "UNIFORM CUSTOMS": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (or any successor publication), as the same may be amended from time to time.

                "U.S. TAXES": any tax, assessment, or other charge or levy and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, imposed by or on behalf of the United States or any taxing authority thereof.

                "WORKING DAY": any day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and in New York, New York.

        1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

        (b) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

        (d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

SECTION 2.  TERM LOANS

        2.1 TERM LOANS. Subject to the terms and conditions hereof, each Lender severally agrees to make the term loans in Dollars (individually, a "TERM LOAN"; and collectively, the "TERM LOANS") to the Company on the Closing Date in an aggregate principal amount not to exceed such Lender's Term Loan Commitment.

        2.2 REPAYMENT OF TERM LOANS. The Company shall repay the Term Loans in 19 consecutive quarterly installments on the last day of each March, June, September and December (each such day, a "TERM INSTALLMENT PAYMENT DATE"), commencing on December 31, 1999, each of which installments on any such date shall be the amount set forth opposite such date below (or such earlier date on which the Term Loans become due and payable hereunder):

               Installment Date                         Amount
               ----------------                         ------

               December 31, 1999                      $7,500,000
               March 31, 2000                          7,500,000

               June 30, 2000                           7,500,000
               September 30, 2000                      7,500,000
               December 31, 2000                       7,500,000
               March 31, 2001                          7,500,000
               June 30, 2001                           7,500,000
               September 30, 2001                      7,500,000
               December 31, 2001                       7,500,000
               March 31, 2002                          7,500,000
               June 30, 2002                           8,000,000
               September 30, 2002                      8,000,000
               December 31, 2002                       8,000,000
               March 31, 2003                          8,000,000
               June 30, 2003                           8,000,000
               September 30, 2003                      8,000,000
               December 31, 2003                       8,000,000
               March 31, 2004                          9,500,000
               Revolving Credit Termination Date       9,500,000

           2.3 PROCEEDS OF TERM LOANS. The Company shall use the proceeds of the Term Loans (a) to refinance the Company's Subordinated Debentures, (b) to refinance the obligations of the Company outstanding under the Existing Credit Agreement, and (c) for the payment of fees and expenses in connection with the IPO, the Refinancing and the transactions contemplated hereby and thereby.

SECTION 3.  AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

           3.1 REVOLVING CREDIT COMMITMENTS. (a) Subject to the terms and conditions hereof, each Lender agrees to extend credit, in an aggregate amount not to exceed such Lender's Revolving Credit Commitment, to the Company from time to time on any Borrowing Date during the Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and by making loans to the Company ("REVOLVING CREDIT LOANS") from time to time. Notwithstanding the foregoing, in no event shall
(i) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if, after giving effect to such making or issuance and the use of proceeds thereof as irrevocably directed by the Company, the sum of the Aggregate Revolving Credit Extensions of Credit and the aggregate outstanding principal amount of the Swing Line Loans would exceed the aggregate Revolving Credit Commitments or if subsection 3.7 would be violated thereby or (ii) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments. During the Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans or Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lenders issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Lender for such drawing, and having the Issuing Lenders issue new Letters of Credit.

        (b) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of
(i)(A) $1,000,000, or a whole multiple of $1,000,000 in excess thereof, in the case of ABR Loans or, as applicable, or (B) $3,000,000, or a whole multiple of $1,000,000 in excess thereof, in the case of Eurodollar Loans and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

        3.2 PROCEEDS OF REVOLVING CREDIT LOANS. The Company shall use the proceeds of Revolving Credit Loans solely for (a) Permitted Uses of Proceeds,
(b) making payments to the Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of Credit, (c) repaying Swing Line Loans, (d) financing the general working capital needs of the Company or any of its Subsidiaries, and (e) other general corporate purposes of the Company or any of its Subsidiaries, including, without limitation, to finance the purchase price of Permitted Acquisitions and pay related fees and expenses, all in accordance with the terms and conditions hereof.

        3.3 ISSUANCE OF LETTERS OF CREDIT. (a) The Company may from time to time request any Issuing Lender to issue a Letter of Credit, which may be either a Standby L/C or a Commercial L/C, by delivering to the Administrative Agent at its address specified in subsection 11.2 and the Issuing Lender an L/C Application completed to the satisfaction of the Issuing Lender, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; PROVIDED that if the Issuing Lender informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request another Lender to open such Letter of Credit upon the same terms offered to the initial Issuing Lender and if such other Lender agrees to issue such Letter of Credit each reference to the Issuing Lender for purposes of the Credit Documents shall be deemed to be a reference to such Lender.

        (b) Each Letter of Credit issued hereunder shall, among other things,
(i) be in such form requested by the Company as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date, in the case of each Standby L/C, occurring not later than the earlier of (w) 365 days after the date of issuance of such Standby L/C (provided, however, that at the request of the Company and upon the consent, in its sole discretion, of the Issuing Lender issuing such Standby L/C, such date may be up to 560 days after the date of issuance of such Standby L/C) and (x) the Revolving Credit Termination Date, and, in the case of each Commercial L/C, occurring not later than the earlier of
(y) 180 days after the date of issuance of such Commercial L/C (provided, however, that at the request of the Company and upon the consent, in its sole discretion, of the Issuing Lender issuing such Commercial L/C, such date may be up to 360 days after the date of issuance of such Commercial L/C) and (z) the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall be subject to the

Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

        (c) Letters of Credit issued under the Existing Credit Agreement and outstanding on the Closing Date shall be deemed to be Letters of Credit issued hereunder on the Closing Date.

        3.4 PARTICIPATING INTERESTS. Effective in the case of each Letter of Credit opened by the Issuing Lender as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Lender, and each Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Lender's Revolving Credit Commitment Percentage.

        3.5 PROCEDURE FOR OPENING LETTERS OF CREDIT. Upon receipt of any L/C Application from the Company in respect of a Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent thereof. The Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company; PROVIDED that no such Letter of Credit shall be issued (a) if the amount of such requested Letter of Credit, together with the sum of (i) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (ii) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $15,000,000 or (b) if subsection 3.1 would be violated thereby.

        3.6 PAYMENTS IN RESPECT OF LETTERS OF CREDIT. (a) The Company agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto (i) to reimburse the Issuing Lender, through the Administrative Agent, for any payment made by the Issuing Lender under any Letter of Credit and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Company for such payment, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans and (B) on such date and thereafter, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans plus 2%.

        (b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Lender with a Revolving Credit Commitment through the Administrative Agent. Forthwith upon its receipt of any such notice, each other Lender with a Revolving Credit Commitment will transfer to the Issuing Lender, through the Administrative Agent, in immediately available funds, an amount equal to such other Lender's PRO RATA share of the Revolving L/C Obligation arising from such unreimbursed payment. Upon its receipt from such other Lender of such amount and a request of such Lender, the Issuing

Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

        (c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Lender such other Lender's PRO RATA share of the Revolving L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof, the Issuing Lender will distribute to such other Lender, through the Administrative Agent, its PRO RATA share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); PROVIDED that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

        3.7 SWING LINE COMMITMENT. (a) Subject to the terms and conditions hereof, Chase agrees to make swing line loans (individually, a "SWING LINE LOAN"; collectively, the "SWING LINE LOANS") to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000; PROVIDED that at no time may the sum of the aggregate outstanding principal amount of the Swing Line Loans and the Aggregate Revolving Credit Extensions of Credit exceed the Revolving Credit Commitments. Amounts borrowed by the Company under this subsection may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. The Swing Line Loans shall be ABR Loans, and shall not be entitled to be converted into Eurodollar Loans. The Company shall give Chase irrevocable notice (which notice must be received by Chase prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in the minimum amount of $500,000. The proceeds of each Swing Line Loan will be made available by Chase to the Company by crediting the account of the Company at Chase with such proceeds. The proceeds of Swing Line Loans may be used solely for the Permitted Uses of Proceeds.

        (b) Chase at any time in its sole and absolute discretion may, and on the thirtieth day (or if such day is not a Business Day, the next Business Day) after the Borrowing Date with respect to any Swing Line Loans shall, on behalf of the Company (which hereby irrevocably directs Chase to act on its behalf), request each Lender, including Chase, to make a Revolving Credit Loan (which shall be initially an ABR Loan) in an amount equal to such Lender's Revolving Credit Commitment Percentage of the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 9 shall have occurred (in which event the procedures of paragraph (c) of this subsection shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to Chase for the account of Chase at the office of Chase located at 270 Park Avenue, New York, New York 10017 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

        (c) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection one of the events described in paragraph (f) of Section 9 shall have occurred, each Lender will, on the date such Loan would otherwise have been made, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loans. Each Lender will immediately transfer to Chase, in immediately available funds, the amount of its participation and upon receipt thereof Chase will deliver to such Lender a Refunded Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

        (d) Whenever, at any time after Chase has received from any Lender such Lender's participating interest in a Swing Line Loan, Chase receives any payment on account thereof, Chase will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded) in like funds as received; PROVIDED, HOWEVER, that in the event that such payment received by Chase is required to be returned, such Lender will return to Chase any portion thereof previously distributed by Chase to it in like funds as such payment is required to be returned by Chase.

        3.8 PARTICIPATIONS. Each Lender's obligation to purchase participating interests pursuant to subsection 3.4 and clauses (b) and (c) of subsection 3.7 is absolute and unconditional as set forth in subsection 4.16.

        3.9 CLOSING DATE OBLIGATIONS. The aggregate principal amount of Revolving Credit Loans and the maximum aggregate amount available to be drawn under the Letters of Credit issued on the Closing Date shall not exceed $100,000,000 in the aggregate on the Closing Date.

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

        4.1 PROCEDURE FOR BORROWING BY THE COMPANY. (a) The Company may borrow under the Commitments on any Working Day, if the borrowing is of Eurodollar Loans, or on any Business Day, if the borrowing is of ABR Loans. With respect to the borrowings to take place on the Closing Date, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the Closing Date). With respect to any subsequent borrowings, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time,
(i) three Working Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of ABR
Loans) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or ABR Loans, or a combination thereof and
(C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender (which notice shall in any event be delivered to each Lender by 4:00 P.M., New York City time, on such date). Not later than 12:00 Noon, New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Subject to subsection 3.7(b) and any irrevocable direction of the Company pursuant to subsection 3.1(a), loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent's crediting the account of the Company, at the office of the Administrative Agent specified in subsection 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

        (b) Any borrowing of Eurodollar Loans by the Company hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $3,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time.

        4.2 REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9) and (ii) the principal amount of the Term Loan of such Lender, in accordance with the applicable amortization schedule set forth in subsection 2.2 (or the then unpaid principal amount of such Term Loans, on the date that any or all of the Term Loans become due and payable pursuant to Section 9). The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.7.

        (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

        (c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender's share thereof.

        (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.2(b) shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the obligations of the Company therein recorded; PROVIDED, HOWEVER, that the failure of any Lender or the Administrative Agent to maintain the

Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender in accordance with the terms of this Agreement.

        (e) The Company agrees that, upon the request to the Company and the Administrative Agent by any Lender, the Company will execute and deliver to such Lender (i) a promissory note of the Company evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A-1 with appropriate insertions as to date and principal amount (a "REVOLVING CREDIT NOTE"), (ii) a promissory note of the Company evidencing the Swing Line Loans of such Lender, substantially in the form of Exhibit A-2 with appropriate insertions as to date and principal amount (a "SWING LINE NOTE") and (iii) a promissory note of the Company evidencing the Term Loans of such Lender, substantially in the form of Exhibit A-3 with appropriate insertions as to date and principal amount (a "TERM NOTE").

        4.3 CONVERSION OPTIONS. The Company may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, PROVIDED that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert all or a portion of the ABR Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day. Upon receipt of any notice pursuant to this subsection 4.3, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein, PROVIDED that partial conversions of Loans shall be in the aggregate principal amount of $1,000,000 in the case of ABR Loans and $3,000,000 in the case of Eurodollar Loans, or a whole multiple of $1,000,000 in excess of either thereof, and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $3,000,000 or a whole multiple of $1,000,000 in excess thereof.

        4.4 CHANGES OF COMMITMENT AMOUNTS. (a) The Company shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments subject to the provisions of this subsection 4.4. To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans, and Revolving L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied FIRST, to payment of the Swing Line Loans then outstanding, SECOND, to payment of the Revolving Credit Loans then outstanding, THIRD, to payment of any Revolving L/C Obligations then outstanding, and LAST, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the

Administrative Agent. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and Revolving L/C Obligations then outstanding and by cash collateralization of any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments, any Letter of Credit then outstanding which has been so cash collateralized shall no longer be considered a "Letter of Credit", as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 4.11 shall continue to accrue to the Issuing Lender (or, in the event of any such automatic reinstatement, as provided in subsection 4.11) with respect to such Letter of Credit until the expiry thereof.

        (b) Interest accrued on the amount of any partial prepayment pursuant to this subsection 4.4 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. In the case of the termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

        4.5 OPTIONAL PREPAYMENTS. The Company may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon at least one Business Days' irrevocable notice to the Administrative Agent in the case of ABR Loans and two Working Days' irrevocable notice to the Administrative Agent in the case of Eurodollar Loans and specifying the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans or Term Loans; PROVIDED that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of subsection 4.21. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this subsection 4.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment (or in the case of prepayment in full of Term Loans, on the date of such payment). Partial prepayments (i) of Term
Loans shall be in an aggregate principal amount equal to the lesser of (A) $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the Term Loans, as the case may be, and
(ii) of Revolving Credit Loans shall be in an aggregate principal amount equal to the lesser of (A) $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the Revolving Credit Loans, as the case may be. Except as otherwise may be agreed by the Company and the Required Lenders, any prepayment of the Term Loans pursuant to this subsection 4.5 shall be applied, FIRST, to the installments of the Term Loans scheduled to be paid during the next twelve months after the date of such prepayment and SECOND the balance, if any, to the remaining installments of the Term Loans on a PRO RATA basis. Amounts prepaid on account of the Term Loans pursuant to this subsection 4.5 or otherwise may not be reborrowed.

        4.6 MANDATORY PREPAYMENTS. (a) Within five days following the incurrence of any Indebtedness by the Company or any of its Subsidiaries (other than Indebtedness of the Company or any of its Subsidiaries permitted to be issued under subsection 8.2), an amount equal to 100% of the Net Proceeds of such Indebtedness shall, unless the Company and the Required Lenders otherwise agree, be applied by the Company to prepay the Term Loans in the manner set forth in subsection 4.6(g).

        (b) Within five days following the consummation of any Asset Sale by the Company or any of its Subsidiaries, in the case of cash proceeds, and following receipt of cash proceeds representing payments under notes or other securities received in connection with any non-cash consideration obtained in connection with such Asset Sale, an amount equal to 100% of the Net Proceeds of such Asset Sale shall, unless the Company and the Required Lenders otherwise agree, be applied by the Company to the prepayment of the Term Loans in accordance with subsection 4.6(g).

        (c) Upon receipt by the Administrative Agent of the amounts required to be paid pursuant to paragraph (b) above or (f) below from any Asset Sale consisting of the sale of all of the shares of capital stock of any Subsidiary Guarantor (or, upon receipt by the Company or its Subsidiaries of such amounts as are permitted to be retained in accordance with clause (e) of this subsection 4.6), (1) the obligations of such Subsidiary Guarantor under its Guarantee shall automatically be discharged and released without any further action by the Administrative Agent or any Lender, and (2) the Administrative Agent and the Lenders will, upon the request of the Company, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release.

        (d) Upon receipt by the Administrative Agent of the amounts required to be paid pursuant to paragraph (b) above or (f) below from any Asset Sale consisting of the sale of shares of capital stock of any Subsidiary Guarantor or any Subsidiary of the Company (or, upon receipt by the Company or its Subsidiaries of such amounts as are permitted to be retained in accordance with clause (e) of this subsection 4.6), (1) the Administrative Agent shall release to the Company, without representation, warranty or recourse, express or implied, those of such shares of capital stock of such Subsidiary Guarantor or Subsidiary held by it as Pledged Stock (as defined in the Company Pledge Agreement) and (2) the Administrative Agent and the Lenders will, upon the request of the Company, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such release.

        (e) Notwithstanding anything to the contrary contained in this subsection 4.6, so long as no Default or Event of Default has occurred or is continuing or would result therefrom, the Company may elect, by notice to the Administrative Agent, to retain, without compliance with respect thereto with any of the provisions of this subsection 4.6, up to $10,000,000 in the aggregate of Net Proceeds after the Closing Date which the Company would otherwise be required to apply to the prepayments of the Term Loans, and the Term Loans need not be repaid by such amount.

        (f) The Company shall give the Administrative Agent (which shall promptly notify each Lender) at least one Business Day's notice of each prepayment pursuant to this subsection 4.6 setting forth the date and amount thereof. Prepayments of Eurodollar Loans pursuant to this subsection 4.6, if not on the last day of the Interest Period with respect thereto, shall, at the Company's option, as long as no Default or Event of Default has occurred and is continuing, be prepaid subject to the provisions of subsection 4.21 or such prepayment (after application to any ABR Loans) shall be deposited with the Administrative Agent as cash collateral for such Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied to the prepayment of the Term Loans constituting Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such prepayment. After such application, unless a Default or an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Company.

        (g) Any prepayment of the Term Loans pursuant to this subsection 4.6 shall be applied, first, to the installments of the Term Loans scheduled to be paid during the next twelve months after the date of such prepayment and second, the balance, if any, to the remaining installments of the Term Loans on a PRO RATA basis. Amounts prepaid on account of the Term Loans pursuant to this subsection 4.6 or otherwise may not be reborrowed. Accrued interest on any Term Loans prepaid pursuant to this subsection 4.6 shall be paid on the Interest Payment Date next succeeding the date of any partial prepayment and on the date of such payment or prepayment in the case of a payment or prepayment in full of the Term Loans.

        (h) Upon the Revolving Credit Termination Date the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms satisfactory to the Administrative Agent.

        4.7 INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

        (b) ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

        (c) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lenders under Section 9, bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection or (y) in the case of overdue interest, 2% above the rate described in paragraph (b) of this subsection for Revolving Credit Loans, in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

        (d) Interest shall be payable in arrears on each Interest Payment Date; PROVIDED that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.

        4.8 COMPUTATION OF INTEREST AND FEES. (a) Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

        (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

        4.9 COMMITMENT FEES. The Company shall pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee from and including the Closing Date but excluding the Revolving Credit Termination Date on the average daily Available Revolving Credit Commitment of such Revolving Credit Lender outstanding from time to time at a rate per annum equal to the Commitment Fee Rate. The commitment fee provided for in this subsection 4.9 shall be payable quarterly in arrears on the last day of each fiscal quarter and on the Revolving Credit Termination Date with respect to the Available Revolving Credit Commitment.

        4.10 CERTAIN FEES. The parties hereto acknowledge and agree that the Company has agreed to pay to Chase the fees set forth in the letter agreement dated as of April 13, 1999 between the Company, Chase and Chase Securities Inc. The parties hereto acknowledge and agree that the Company's only obligation is to pay such fees to Chase in accordance with the terms of such letter agreement and the Company is not liable or otherwise obligated to the other Lenders to pay such fees or any other fees (except those set forth in this Agreement).

        4.11 LETTER OF CREDIT FEES. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Letters of Credit (other than standard administrative issuance, amendment and negotiation fees), the Company agrees to pay the Administrative Agent a Letter of Credit fee, for the account of the Issuing Lender and the

Participating Lenders (i) with respect to each Standby L/C, on the average outstanding amount available to be drawn under each Standby L/C at a rate per annum equal to the Applicable Margin for Eurodollar Loans, on the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date and (ii) with respect to each Commercial L/C, on the date such Commercial L/C is issued, equal to the Applicable Margin for Eurodollar Loans of the face amount of such Commercial L/C.

        In addition, the Company shall pay to the Issuing Lender, (i) with respect to each Standby L/C, in arrears on the last day of each fiscal quarter of the Company and on the Termination Date with respect to the Revolving Credit Commitments, a fee equal to 1/4% per annum on the average outstanding amount available to be drawn under such Standby L/C, solely for its own account as Issuing Lender of such Standby L/C and not on account of its L/C Participating Interest therein and (ii) with respect to each Commercial L/C, on the date such Commercial L/C is issued, a fee equal to 1/4% on the aggregate face amount of such Commercial L/C, solely for its own account as Issuing Lender of such Commercial L/C and not on account of its L/C Participating Interest therein.

        (b) In connection with any payment of fees pursuant to this subsection 4.11, the Administrative Agent agrees to provide to the Company a statement of any such fees so paid; PROVIDED that the failure by the Administrative Agent to provide the Company with any such invoice shall not relieve the Company of its obligation to pay such fees.

        4.12 LETTER OF CREDIT RESERVES. (a) If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit ABR Loans. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

        (b) In the event that at any time after the date hereof any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender's or such corporation's capital, as the case may be, as a consequence of the Issuing Lender's obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within 15 days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. If the Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.12(b), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

        (c) The Company agrees that the provisions of the foregoing paragraphs
(a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

        4.13 FURTHER ASSURANCES. The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder. The Company further agrees to execute any and all instruments reasonably requested by the Issuing Lender in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

        4.14 OBLIGATIONS ABSOLUTE. The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except where such payment constitutes gross negligence or wilful misconduct on the part of the Issuing Lender;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or wilful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or wilful misconduct on the part of the Issuing Lender.

        4.15 ASSIGNMENTS. No Participating Lender's participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender's Revolving Credit Commitment in accordance with subsection 11.6) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

        4.16 PARTICIPATIONS. Each Lender's obligation to purchase participating interests pursuant to subsections 3.4 and 3.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

        4.17 INABILITY TO DETERMINE INTEREST RATE FOR EURODOLLAR LOANS. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that (a) by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Company has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, (b) the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of making or maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (c) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices' interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given, (i) any requested Eurodollar Loans shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans, and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no ABR Loans shall be converted to Eurodollar Loans.

        4.18 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing of any Loans (other than Swing Line Loans) by the Company from the Lenders, each payment by the Company on account of any fee hereunder (other than as set forth in subsections 4.9, 4.10 and 4.11), and any reduction of the Revolving Credit Commitments of the Lenders hereunder shall be made PRO RATA according to the relevant Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than Swing Line Loans and other than as set forth in subsections 4.19, 4.20 and 4.21) shall be made PRO RATA according to the relevant
Commitment Percentages of the Lenders. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds. The
Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business
Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

        (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount which would constitute its relevant Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with subsection and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender's relevant Commitment Percentage of such borrowing not made available on the Borrowing Date, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender's relevant Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.18(b) shall be conclusive, absent manifest error. If such Lender's relevant
Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company, without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.18(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

        (c) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

        (d) All payments and optional prepayments (other than prepayments as set forth in subsection with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $3,000,000 or a whole multiple of $1,000,000 in excess thereof.

        (e) Each Lender, Assignee and Participant that is not a U.S. person as defined in Section 7701(a)(30) of the Code (a "NON-U.S. LENDER") shall deliver to the Company and the Administrative Agent , and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) two duly completed and signed copies of Internal Revenue Service Form W-8, or successor related and applicable forms, and either Internal Revenue Service Form 1001 (relating to such Non-U.S. Lender and entitling it to a complete exemption from withholding of U.S. Taxes on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents) or Form 4224 (relating to such Non-U.S. Lender and entitling it to a complete exemption from withholding of U.S. Taxes on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents), or successor and related applicable forms (including, in each case, any other forms or certificates required under the Code or the regulations promulgated thereunder to be provided in order for such Non-U.S. Lender to obtain a complete exemption from withholding of U.S. Taxes on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents), as the case may be.

Further, each Non-U.S. Lender agrees (i) to deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two further duly completed and signed copies of such Forms 1001, 4224 or W-8, as the case may be, or successor and related applicable forms or certificates, on or before the date that any such form or certificate, as the case may be, expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) or certificate(s) previously delivered by it to the Company (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in accordance with applicable U.S. laws and regulations and (ii) to notify promptly the Company and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or certificate previously delivered by it pursuant to this subsection 4.18(e). The Company hereby agrees that for so long as a Non-U.S. Lender complies with this subsection 4.18(e), the Company shall not withhold any amounts from any payments made pursuant to this Agreement to such Non-U.S. Lender, unless the Company reasonably determines that it is required by law to withhold or deduct any amounts from any payments made to such Non-U.S. Lender pursuant to this Agreement. Notwithstanding any other provision of this subsection 4.18(e), a Non-U.S. Lender shall not be required to deliver any form, certificate or statement pursuant to the immediately preceding sentences in this subsection 4.18(e) that such Non-U.S. Lender is not legally able to deliver (it being understood and agreed that the Company shall withhold or deduct such amounts from any payments made to such Non-U.S. Lender that the Company reasonably determines are required by law). If any Credit Party other than the Company makes any payment to any Non-U.S. Lender under any Credit Document, the foregoing provisions of this subsection 4.18(e) shall apply to such Non-U.S. Lender and such Credit Party as if such Credit Party were the Company (but a Non-U.S. Lender shall not be required to provide any form or certificate, or make any statement to any such Credit Party, unless such Non-U.S. Lender has received a request to do so from such Credit Party and has a reasonable time to comply with such request).

        4.19 ILLEGALITY. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the date that any lender becomes a Lender party to this Agreement shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender's Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender's ABR Loans. The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this subsection 4.19 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender's notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

        4.20 REQUIREMENTS OF LAW. (a) In the event that, at any time after the date hereof, the adoption of any Requirement of Law, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender of principal, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender), it being understood and agreed that, in the case of a Non-U.S. Lender that does not comply with subsection 4.18(e), this clause (i) shall not apply;

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii)   does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Company, shall promptly pay such Lender, on demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans.

        (b) In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this subsection 4.20, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, on an after-tax basis for such reduction.

        (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.20, it shall promptly notify the Company through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.20, the Company at any time thereafter may, upon at least two Working Days' notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.21, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.20 with respect to such Lender, it will, if requested by the Company, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); PROVIDED, HOWEVER, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender has notified the Company, through the Administrative Agent, of any increased costs pursuant to paragraph (b) of this subsection 4.20, the Company at any time thereafter may, upon at least three Business Days' notice to the Administrative Agent (which shall promptly notify the Lender thereof), and subject to subsection 4.21, reduce or terminate the Revolving Credit Commitments in accordance with subsection 4.4.

        (d) A certificate submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.20 shall survive the termination of this Agreement and repayment of the outstanding Loans.

        4.21 INDEMNITY. The Company agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Company in making a borrowing of Eurodollar Loans after the Company has given a notice in accordance with subsection 4.1 or in making a conversion of ABR Loans to Eurodollar Loans after the Company has given notice in accordance with subsection 4.3 or in continuing Eurodollar Loans for an additional Interest Period after the Company has given a notice in accordance with clause (b) of the definition of Interest Period, (c) default by the Company in making any prepayment of Eurodollar Loans after the Company has given a notice in accordance with subsection 4.5 or (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lenders to issue, and the Participating Lenders to participate in, the Letters of Credit, the Company hereby represents and warrants to each Lender and the Administrative Agent, on and as of the Closing Date (after giving effect to the Refinancing and the IPO and the transactions contemplated thereby) and on the date of each Loan made or Letter of Credit issued thereafter, that:

        5.1 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each Credit Party and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such corporate power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including, without limitation, occupational safety and health, pension, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

        5.2 CORPORATE POWER; AUTHORIZATION. Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party; and the Company has the corporate power and authority and legal right to borrow hereunder, and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party, including in case of the Company, to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of any Credit Document to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantees.

        5.3 ENFORCEABLE OBLIGATIONS. Each of the Credit Documents has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        5.4 NO LEGAL BAR. The performance of each Credit Document, the guarantee of the Obligations pursuant to the Guarantees, the use of the proceeds of the Loans and of drawings under the Letters of Credit will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, which violations, individually or in the aggregate, would have a material adverse effect on the ability of such Credit Party to perform its obligations under the Credit Documents to the extent that it is a party thereto, or which would give rise to any liability on the part of the Administrative Agent or any Lender, or which would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any

Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations.

        5.5 NO MATERIAL LITIGATION. No litigation or investigation known to the Company through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Credit Party or any of its Subsidiaries, (a) with respect to the validity, binding effect or enforceability of any Credit Document, or with respect to the Loans made hereunder, the use of proceeds thereof or of any drawings under a Letter of Credit and the other transactions contemplated hereby or thereby, or (b) except as disclosed on Schedule 5.5 hereto, which would have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

        5.6 INVESTMENT COMPANY ACT. Neither any Credit Party nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

        5.7 FEDERAL REGULATION. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under said Regulation U.

        5.8 NO DEFAULT. Neither the Company nor any of its Subsidiaries is in default in the payment or performance of any of its or their Contractual Obligations in any respect which would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which would have a Material Adverse Effect, and no such order, award or decree would materially adversely affect the ability of the Company and its Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

        5.9 NO BURDENSOME RESTRICTIONS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Contractual Obligation or subject to any Requirement of Law or other corporate restriction which would have a Material Adverse Effect.

        5.10 TAXES. Each of the Company and its Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all tax returns which, to the knowledge of the Company, are required to have been filed, and has paid all taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be or for which the Company is indemnified by a creditworthy Person), except any such filings or taxes, fees or charges, the making of or the payment of which, or the failure to make or pay, would not have a Material Adverse Effect; and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be, or for which the Company is indemnified by the Seller), except as to any such taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.

        5.11 SUBSIDIARIES. The Subsidiaries of the Company listed on Schedule 5.11(a) constitute all of the Domestic Subsidiaries of the Company and the Subsidiaries listed on Schedule 5.11(b) constitute all of the Foreign Subsidiaries of the Company, in each case as of the Closing Date.

        5.12 OWNERSHIP OF PROPERTY; LIENS. Except as set forth in the Registration Statement, the Company and each of its Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, all its respective material real property, and good title to all its respective material other property, and none of such property is subject, except as permitted hereunder, to any Lien (including, without limitation, and subject to subsection hereof, Federal, state and other tax liens).

        5.13 ERISA. No "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as defined in Section 302 of ERISA) or Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred during the five years preceding each date on which this representation is made or deemed made with respect to any Plan in any case the consequences of which would have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan maintained by the Company or a Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the most recent annual valuation date in respect of each such Plan, exceed the fair market value of the assets of the Plan (including for these purposes accrued but unpaid contributions) allocable to such benefits by an amount that would have a Material Adverse Effect. The liability to which the Company or any Commonly Controlled Entity would become subject under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date hereof would not have a Material Adverse Effect. No Multiemployer Plan is either in Reorganization or Insolvent in any case the consequences of which would have a Material Adverse Effect.

        5.14 ENVIRONMENTAL MATTERS. Except as disclosed in the Registration Statement, to the Company's knowledge:

                (a) The Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.

                (b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.

                (c) Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does the Company have knowledge that any such action is being contemplated, considered or threatened.

                (d) There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.

        5.15 FINANCIAL CONDITION. (a) The unaudited PRO FORMA consolidated balance sheet of the Company and its Subsidiaries as of April 3, 1999 (including the pro forma footnotes thereto), the "PRO FORMA BALANCE SHEET"), a copy of which has heretofore been furnished to each Lender, has been prepared based upon the consolidated balance sheet of the Company and its Subsidiaries as of April 3, 1999 adjusted to give effect to the IPO, the Refinancing and the Loans hereunder and the use of the proceeds thereof and the payment of related fees and expenses. The Pro Forma Balance Sheet presents fairly on a PRO FORMA basis the consolidated financial position of the Company and its Subsidiaries as of April 3, 1999 assuming that the events and assumptions specified in the preceding sentence had actually occurred or are true, as the case may be, on that date (except (i) for changes in such financial position which are not materially adverse to the financial position of the Company and its Subsidiaries, and (ii) as provided in the notes thereto).

        (b) The audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended reported on by Deloitte & Touche LLP and which have heretofore been furnished to each Lender, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of such date and the consolidated results of their operations and cash flows for the year then ended in accordance with GAAP consistently applied (except as noted therein).

        (c) The unaudited consolidated balance sheet of the Company and its Subsidiaries at April 3, 1999 and the related unaudited consolidated statements of operations, stockholders' equity (deficit) and cash flows for the fiscal quarter then ended which have heretofore been furnished to each Lender, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of such date and the consolidated results of their operations and cash flows for the fiscal quarter then ended in accordance with GAAP consistently applied (except as noted therein and subject to normal year end audit adjustments). Except as disclosed in the Registration Statement, the Company and its Subsidiaries did not have any material obligation, contingent or otherwise, which was not reflected therein or in the notes thereto and which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

        (d) Except as disclosed in the Registration Statement, since December 31, 1998 there have not been any events or states of fact which individually or in the aggregate would have a Material Adverse Effect.

        5.16 YEAR 2000. The Company reasonably anticipates that it will on a timely basis successfully resolve the risk that computer applications used by the Company may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "YEAR 2000 PROBLEM") for all material computer applications. The Company, on the basis of inquiries made, believes that each supplier, vendor and customer of the Company that is of material importance to the financial well-being of the Company will also successfully resolve on a timely basis the Year 2000 Problem for all of its material computer applications.

SECTION 6.  CONDITIONS PRECEDENT

        6.1 CONDITIONS TO INITIAL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to make its Loans on the Closing Date and the obligation of the Issuing Lenders to issue any Letter of Credit on the Closing Date are subject to the satisfaction, or waiver by the Lenders (or, in the case of the conditions specified in subsections 6.1(g), (k) and (n), waiver by the Administrative Agent), immediately prior to or concurrently with the effectiveness of this Agreement, the making of such Loans or the issuance of such Letter of Credit, as the case may be, of the following conditions precedent:

                (a) CONSUMMATION OF THE IPO. The Administrative Agent shall have received evidence reasonably satisfactory to it that the IPO shall have been consummated with net cash proceeds (i.e., gross cash proceeds net of underwriting discount) thereof to the Borrower of not less than $80,000,000.

                (b) REPAYMENT OF SUBORDINATED DEBENTURES. The Administrative Agent shall have received evidence reasonably satisfactory to it that, simultaneously herewith, the Company shall have repaid the Subordinated Debentures in full.

                (c) TERMINATION OF EXISTING CREDIT AGREEMENT. The Administrative Agent shall have received evidence reasonably satisfactory to it that, simultaneously herewith, all principal interest, fees and other amounts owing by the Company under the Existing Credit Agreement shall have been paid in full, the Existing Credit Agreement shall have been terminated and all Liens thereunder shall have been terminated and released.

                (d) HOLDINGS LIQUIDATION. The Holdings Liquidation shall have been consummated in accordance with the Agreement and Plan of Reorganization between Holdings and the Company.

                (e) EXECUTED COUNTERPARTS. The Administrative Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it or telecopy or other written confirmation from such party of execution of a counterpart hereof by such party).

                (f) NOTES. The Administrative Agent shall have received for each Lender requesting the same (i) for the account of each Lender with a Revolving Credit Commitment, a Revolving Credit Note, (ii) for the account of each Lender with a Term Loan Commitment, a Term Note and
        (iii) for the account of Chase, a Swing Line Note, in each case conforming to the requirements hereof and executed by a duly authorized officer of the Company.

                (g) LEGAL OPINIONS. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, substantially in the form of Exhibit C-1 hereto and an opinion of the General Counsel to the Company, substantially in the form of Exhibit C-2 hereto, with such changes thereto as may be approved by the Administrative Agent and its counsel. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

                (h) CLOSING CERTIFICATE. The Administrative Agent shall have received a Closing Certificate of the Company, dated the Closing Date, substantially in the form of Exhibit D-1 hereto, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent and its counsel, executed by a Vice President.

                (i) EXISTING INDEBTEDNESS. The Lenders shall be reasonably satisfied with the terms and conditions of all Indebtedness, if any, of the Company and its Subsidiaries to remain outstanding after giving effect to the IPO and the Refinancing (other than Indebtedness hereunder).

                (j) FEES. The Administrative Agent shall have received for the account of the Lenders, or for its own account, as the case may be, all fees (including the fees referred to in subsection 4.10) payable to the Lenders and the Administrative Agent on or prior to the Closing Date.

                (k) RELATED AGREEMENTS. The Administrative Agent shall have received each additional document, instrument or piece of information reasonably requested by the Lenders, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Credit Party or any of their Subsidiaries is a party.

                (l) APPROVALS AND CONSENTS. The Company shall have received all necessary or required governmental and third party consents and approvals in connection with the Refinancing, the IPO, the financings contemplated hereby and the continuing operations of the Company and its Subsidiaries following the Refinancing and the IPO the lack of which would have a Material Adverse Effect, and all applicable waiting periods shall have elapsed.

                (m) ABSENCE OF OTHER DEVELOPMENTS. Except as disclosed in the Registration Statement, there shall not have occurred any change, or development or event involving a prospective change, which in either case is reasonably likely to have a Material Adverse Effect or a material adverse effect on the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

                (n) ADDITIONAL MATTERS. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

        6.2 CONDITIONS TO ALL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to make any Loan (other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans) and the obligation of each Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing
Date:

                (a) REPRESENTATIONS AND WARRANTIES. If such Loan is made (and/or Letter of Credit issued) on the Closing Date, each of the representations and warranties made as of the Closing Date in or pursuant to Section 5, or which are contained in any other Credit Document or any certificate, document or financial or other statement furnished by or on behalf of the Company or any Subsidiary thereof, at any time under or in connection herewith, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). If such Loan is made (and/or Letter of Credit issued) subsequent to the Closing Date, each of the representations and warranties which are contained in Section 5 or which are in any other Credit Document or in any certificate, document or financial or other statement furnished by or on behalf of the Company or any Subsidiary thereof shall be true and correct in all material respects on and as of the date of such Loan (or such Letter of Credit) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

                (b) NO DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

        Each borrowing by the Company hereunder and the issuance of each Letter of Credit by each Issuing Lender hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) of this subsection 6.2 have been satisfied.

SECTION 7.  AFFIRMATIVE COVENANTS

        The Company hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, any Issuing Lender or the Administrative Agent hereunder, it shall, and, in the case of the agreements contained in subsections 7.3, 7.4, 7.5, 7.6, 7.7 and 7.8 cause each of its Material Subsidiaries to:

        7.1 FINANCIAL STATEMENTS. Furnish to the Administrative Agent (with sufficient copies for each Lender):

                (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form, other than financial statements for the year ending on the Saturday closest to December 31, 1999, the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Required Lenders;

                (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, commencing with the quarterly period ending on the Saturday closest to June 30, 1999 the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, except in the case of any quarter ending before the Saturday closest to June 30, 1999, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

                (c) as soon as available, but in any event within 60 days after the beginning of each fiscal year of the Company to which such budget relates, an annual operating budget of the Company and its Subsidiaries, on a consolidated basis, as adopted by the Board of Directors of the Company;

all financial statements shall be prepared in reasonable detail in accordance with GAAP (provided that interim statements may be condensed and may exclude detailed footnote disclosure) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in Accounting Principles Board Opinion No. 30) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period). In the event the Company changes its accounting methods because of changes in GAAP, or any change in GAAP occurs which increases or diminishes the protection and coverage afforded to the Lenders under current GAAP accounting methods, the Company or the Administrative Agent, as the case may be, may request of the other parties to this Agreement an amendment of the financial covenants contained in this Agreement to reflect such changes in GAAP and to provide the Lenders with protection and coverage equivalent to that existing prior to such changes in accounting methods or GAAP, and each of the Company, the Administrative Agent and the Lenders agree to consider such request in good faith.

        7.2 CERTIFICATES; OTHER INFORMATION. Furnish to the Administrative Agent (with sufficient copies for each Lender):

                (a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default, except as specified in such letter;

                (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of the chief financial officer of the Company (i) stating that, to the best of such officer's knowledge, each of the Company and its Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of subsection 8.1, clauses (f) and (g) of subsection 8.2, clauses (j), (k) and (l) of subsection 8.7, subsection 8.8, clause (b) of subsection 8.9 and subsection 8.12,
        (iii) if not specified in the financial statements delivered pursuant to subsection 7.1, specifying on a consolidated basis the aggregate amount of interest paid or accrued by the Company and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Company and its Subsidiaries, during such accounting period, (iv) showing in detail as of the end of the related fiscal period the Fixed Charge Coverage Ratio and the Leverage Ratio of the Company and its Subsidiaries and the calculations supporting such statement and stating the Applicable Margin and commitment fee payable as a result of such Leverage Ratio and (iv) listing all Indebtedness (other than Indebtedness hereunder) in each case incurred since the date of the previous consolidated balance sheet of the Company delivered pursuant to subsection 7.1(a) or (b);

                (c) promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

                (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company or any of their respective Subsidiaries and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

                (e) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a management summary describing and analyzing the performance of the Company and its Subsidiaries during the periods covered by such financial statements; and

                (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

        7.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 90 days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than 90 days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company and its Subsidiaries, as the case may be.

        7.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, franchises, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by subsections 8.5, 8.6 and 8.7; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

        7.5 MAINTENANCE OF PROPERTY; INSURANCE. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

        (b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business (in any event including workers' compensation, employers' liability, automobile liability and physical damage coverage, all risk property, business interruption, fidelity and crime insurance); PROVIDED that the Company may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

        7.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired upon reasonable notice, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants.

        7.7 NOTICES. Promptly give notice to the Administrative Agent and each
Lender:

                (a) of the occurrence of any Default or Event of Default;

                (b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to clause (e) of Section 9, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of their respective Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of their respective Subsidiaries by any Governmental Authority, which in any such case would have a Material Adverse Effect;

                (c) of any litigation or proceeding affecting the Company or any of its Subsidiaries (i) in which more than $10,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

                (d) of the following events, as soon as practicable after, and in any event within 30 days after, the Company knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan which Reportable Event is reasonably likely to have a Material Adverse Effect, or (ii) the institution of proceedings or the taking of any other action by PBGC, the Company or any Commonly Controlled Entity to terminate, withdraw from or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which is reasonably likely to have a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the chief financial officer of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

               (e) of a material adverse change known to the Company or any of its Subsidiaries in the business, financial condition, assets, liabilities, net assets, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of the chief executive officer or the chief financial officer of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action the Company proposes to take with respect thereto.

        7.8 ADDITIONAL SUBSIDIARY GUARANTORS; PLEDGE OF STOCK OF ADDITIONAL SUBSIDIARIES. (a) If any Subsidiary of the Company (whether presently existing or hereafter created or acquired) is or shall become a Material Subsidiary (including as a result of the consummation of any Permitted Acquisition), cause such Material Subsidiary, no later than the end of the fiscal quarter in which such Subsidiary became a Material Subsidiary, to execute and deliver a Subsidiary Guarantee in favor of the Administrative Agent in substantially the form of Exhibit B-2, each of which Guarantees shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and its counsel.

        (b) In the event that there shall be a change in law which eliminates the adverse tax consequences to the Company, or any of its Subsidiaries which would have resulted on the date hereof from the guarantee by a Subsidiary, which would be a Material Subsidiary but for the exception contained in clauses (i) or (ii) of the definition thereof, of the Loans and the other obligations of the Company hereunder, promptly thereafter cause any such Subsidiary that has not previously executed and delivered a Guarantee because of such adverse tax consequences to deliver a Guarantee to the Administrative Agent to the extent any such Guarantee can be so executed and delivered without any adverse tax consequences to the Company, or any of their Subsidiaries.

        (c) Pledge the capital stock, or other equity interests and intercompany indebtedness, owned by the Company or any of its Material Subsidiaries that is hereafter created or acquired pursuant to the Pledge Agreements (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, this subsection 7.8(c) shall not require the Company or any Material Subsidiary thereof to pledge (x) more than 65% of the outstanding capital stock of, or other equity interests in, (i) any Foreign Subsidiary thereof, or (ii) any other Subsidiary thereof if more than 65% of the assets of such other Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value) or (y) any capital stock or other equity interests of a Foreign Subsidiary thereof which (I) is owned by a Foreign Subsidiary thereof or (II) does not have in excess of $2,000,000 in total assets) or (z) any Non-Significant Subsidiary).

SECTION 8.  NEGATIVE COVENANTS

        The Company hereby agrees that it shall not, and shall not permit any of its Subsidiaries to directly or indirectly so long as the Commitments remain in effect or any Loan, Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, the Issuing Lenders or the Administrative Agent hereunder:

        8.1 FINANCIAL COVENANTS. (a) LEVERAGE RATIO. Permit the Leverage Ratio on the last day of any fiscal quarter during any period set forth below, commencing with the fiscal quarter ending on the Saturday closest to September 30, 1999, to be less than the amount set forth opposite such period (it being understood that each such period shall begin on the Saturday closest to the first date set forth below for such period and end on the Saturday closest to the second date set forth below for such period):

                  Period                                 Ratio
                  ------                                 -----

         September 30, 1999                             4.0:1.0
            through December 31, 1999

         January 1, 2000 through                        3.5:1.0
            December 31, 2000

         January 1, 2001 through                        3.0:1.0
            December 31, 2001

         January 1, 2002 and                            2.5:1.0
            thereafter

        (b) FIXED CHARGE COVERAGE RATIO. Permit the Fixed Charge Coverage Ratio on the last day of any fiscal quarter during any period set forth below, commencing with the fiscal quarter ending on the Saturday closest to September 30, 1999, to be less than the amount set forth opposite such period (it being understood that each such period shall begin on the Saturday closest to the first date set forth below for such period and end on the Saturday closest to the second date set forth below for such period):

                  Period                                  Ratio
                  ------                                  -----

         September 30, 1999                             2.75:1.00
            through December 31, 1999

         January 1, 2000 through                        3.00:1.00
           December 31, 2000

         January 1, 2001 through                        3.50:1.00
           December 31, 2001

         January 1, 2002 and                            4.00:1.00
           thereafter

        8.2 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

                (a) Indebtedness of the Company evidenced by the Notes and in connection with the Letters of Credit and this Agreement;

                (b) (i) Indebtedness of the Company to any Subsidiary and any Subsidiary to the Company or any other Subsidiary to the extent the Indebtedness referred to in this clause 8.2(b)(ii) evidences a loan or advance permitted under subsection 8.7;

                (c) Indebtedness in respect of foreign currency exchange contracts permitted by subsection 8.11;

                (d) Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries, in each case to the extent a Letter of Credit supports in whole or in part the obligations of the Company and its Subsidiaries with respect to such bonds, guarantees and letters of credit;

                (e) Indebtedness owed to a seller in a Permitted Acquisition or to a buyer in a disposition permitted under clause (e) or (f) of subsection 8.6 that (i) relates to customary post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items typically subject to post-closing adjustments in similar transactions, and are outstanding for a period of two (2) years or less following the creation thereof or (ii) relates to indemnities granted to the seller or buyer in the transaction;

                (f) other Indebtedness of the Company or any of its Subsidiaries incurred in the ordinary course of their respective businesses in an aggregate principal amount not to exceed $15,000,000 at any time;

                (g) Indebtedness of the Company or any of its Subsidiaries listed on Schedule 8.2 hereto including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased;

                (h) Indebtedness of the Company consisting of the lease of corporate aircraft; and

                (i) Indebtedness of the Company consisting of capitalized lease obligations in an aggregate principal amount not to exceed $10,000,000.

        8.3 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

                (a) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

                (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

                (c) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation;

                (d) easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

                (e) Liens in favor of the Lenders pursuant to the Credit Documents and bankers' liens arising by operation of law;

                (f) Liens on assets of entities or Persons which become Subsidiaries of the Company after the date hereof; PROVIDED that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof;

                (g) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit which are Commercial L/Cs;

                (h) Liens securing any Indebtedness permitted under subsection 8.2(f); PROVIDED that (i) the aggregate principal amount of Indebtedness secured by such Liens shall at no time exceed $15,000,000, and (ii) no such Liens shall encumber any capital stock or other equity interests of the Company or any of its Subsidiaries;

                (i) Liens in existence on the Closing Date and described in
        Schedule 8.3 and renewals thereof in amounts not to exceed the amounts listed on such Schedule 8.3;

                (j) Liens on assets acquired in connection with a Permitted Acquisition; PROVIDED that such Liens exist at the time of the Permitted Acquisition in question and are not created in anticipation thereof;

                (k) Liens securing arrangements permitted by the proviso contained in subsection 8.12;

                (l) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                (m) Liens securing Indebtedness owing to the Company or any Subsidiary Guarantor under subsection 8.2(b)(ii); and

                (n) Liens securing Indebtedness permitted by subsection 8.2(i) representing or incurred to finance, refinance or refund the purchase price of property, PROVIDED that no such Lien shall extend to or cover other property of the Company or any Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property.

        8.4 LIMITATION ON CONTINGENT OBLIGATIONS. Create, incur, assume or suffer to exist any Contingent Obligation except:

                (a) guarantees by the Company and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $15,000,000 at any one time;

                (b) Contingent Obligations existing on the Closing Date and described in Schedule 8.4 including any extensions or renewals thereof;

                (c) Contingent Obligations in respect of foreign currency exchange contracts permitted by subsection 8.11;

                (d) Contingent Obligations pursuant to the Subsidiary Guarantees; and

                (e) guarantees by the Company of (i) Indebtedness of its Subsidiaries permitted under subsection 8.2(f) and (ii) other obligations of Subsidiaries not prohibited hereunder.

        8.5 PROHIBITION OF FUNDAMENTAL CHANGES. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any Foreign Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in the present method of conducting business or engage in any type of business other than of the same general type now conducted by it, except for the transactions otherwise permitted pursuant to subsections 8.6 and 8.7.

        8.6 PROHIBITION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:

                (a) for the sale or other disposition of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;

                (b) for sales or other dispositions of inventory made in the ordinary course of business;

                (c) that any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a wholly-owned Domestic Subsidiary of the Company or make any investment permitted by subsection 8.7, and any Subsidiary of the Company may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a wholly-owned Domestic Subsidiary of the Company or to any other Subsidiary to the extent such transfer constitutes an investment permitted by subsection 8.7; PROVIDED that in either case such transfer shall not cause such wholly-owned Domestic Subsidiary to become a Foreign Subsidiary and PROVIDED FURTHER that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Subsidiary to another Subsidiary whose capital stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its capital stock to the Administrative Agent than was pledged by the transferor Subsidiary unless, in any such case, after giving effect to such transaction, the stock of such other Subsidiary is not required to be pledged under the definition of Company Pledge Agreement or Subsidiary Pledge Agreement or under subsection 7.8(c);

                (d) that any Foreign Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to the Company or a wholly-owned Subsidiary of the Company and any Foreign Subsidiary of the Company may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Foreign Subsidiary of the Company to a wholly-owned Subsidiary of the Company; PROVIDED that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

                (e) for the sale or other disposition by the Company or any of its Subsidiaries of other assets consummated after the Closing Date; PROVIDED that (i) such sale or other disposition shall be made for fair value on an arm's length basis, (ii) the aggregate fair market value of all such assets sold or disposed of under this clause after the Closing Date shall not exceed $10,000,000 and (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of subsection 4.6; and

                (f) the sale or other disposition in the ordinary course of business of Classic Vehicles.

        8.7 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person, except:

                (a) (i) loans or advances in respect of intercompany accounts attributable to the operation of the Company's cash management system and (ii) loans or advances by the Company or any of its Subsidiaries to a Subsidiary Guarantor (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor), for working capital needs evidenced by a Pledged Note so long as such loans or advances constitute Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor;

                (b) investments in Subsidiaries of the Company that are not Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor); PROVIDED that at all times the aggregate amount of all such investments shall not exceed five percent (5%) of the total assets of the Company and its Subsidiaries on a consolidated basis;

                (c) investments, not otherwise described in this subsection 8.7, in Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement.

                (d) any Subsidiary of the Company may make investments in the Company (by way of capital contribution or otherwise);

                (e) the Company and its Subsidiaries may invest in, acquire and hold (i) Cash Equivalents and (ii) petty cash held in local bank branches and in cash registers of the Company and its subsidiaries, in each case under this clause (ii) in the ordinary course of business;

                (f) the Company or any of its Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Company or any such Subsidiary;

                (g) the Company or any of its Subsidiaries may make payroll advances in the ordinary course of business;

                (h) the Company or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (PROVIDED that nothing in this clause (i) shall prevent the Company or any Subsidiary from offering such concessionary trade terms, or from receiving such investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

                (i) the Company and its Subsidiaries may make investments in connection with asset sales permitted by subsection 8.6 or to which the Required Lenders consent;

                (j) investments of the Company existing on the Closing Date and described in Schedule 8.8;

                (k) the Company and its Subsidiaries may make Permitted Acquisitions and may make loans or advances to, or acquisitions or investments in, other Persons in connection with or pursuant to the terms of Permitted Acquisitions, PROVIDED that the consideration paid by the Company or any of its Subsidiaries in all such transactions after the Closing Date does not exceed in the aggregate $35,000,000;

                (l) the Company and its Subsidiaries may make loans or advances to, or acquisitions or investments, in any Person not described in (a) through (k) above in an aggregate amount not to exceed in the aggregate $15,000,000; and

                (m) loans or advances for an aggregate amount not to exceed $1,000,000 at any time.

        8.8 CAPITAL EXPENDITURES. Make or commit to make Capital Expenditures in any fiscal year exceeding $30,000,000 during each fiscal year of the Company. The amount of all Capital Expenditures permitted to be made during a fiscal year pursuant to the terms hereof, if not expended in the year for which it is permitted, may be carried over for expenditure in the following years without limitation.


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

        8.9 LIMITATION ON DIVIDENDS. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries (all of the foregoing being referred to herein as "RESTRICTED PAYMENTS"); except that:

                (a) Subsidiaries may pay dividends directly or indirectly to the Company or to Domestic Subsidiaries which are directly or indirectly wholly-owned by the Company, and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Company;

                (b) so long as no Default or Event of Default has occurred or would occur after giving effect to such declaration or payment, the Company may, from time to time, repurchase Company stock from management employees of the Company or any of its Subsidiaries or make payments in respect of outstanding stock appreciation rights granted to management employees of the Company or any of its Subsidiaries in an aggregate amount not to exceed $5,000,000 (the "REPURCHASE LIMIT"), PROVIDED that the Repurchase Limit shall be increased by the proceeds of any additional Company stock which is issued to any management employees of the Company or any of its Subsidiaries after the Closing Date; and

                (c) so long as no Default or Event of Default has occurred or would occur after giving effect to such declaration or payment, the Company may, at any time (i) the Leverage Ratio in effect is less than or equal to 2.00:1.00 or (ii) the aggregate principal amount of Loans and Letters of Credit then outstanding is less than $100,000,000, declare and pay cash dividends on the common stock of the Company and repurchase common stock of the Company, PROVIDED, that the aggregate amount paid in respect thereof in any fiscal year of the Company pursuant to this paragraph (c) does not exceed an amount equal to 25% of the Consolidated Net Income for such fiscal year.

        8.10 TRANSACTIONS WITH AFFILIATES. Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except
(a) for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Company's or a Subsidiary's business and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm's length transaction with a Person not an Affiliate, (b) as permitted under subsections 8.2(b), subsection 8.3(m), subsection 8.4(e), subsections 8.6(c) and (d), subsections 8.7 and subsection 8.9, (c) as set forth on Schedule 8.10 or (d) as disclosed in the Registration Statement.

        8.11 DERIVATIVE CONTRACTS. Enter into any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than such contracts, arrangements or transactions entered into in the ordinary course of business for the purpose of hedging (a) any asset or obligation of the Company or any of its Subsidiaries with respect to their operations outside of the United States, (b) the interest rate exposure of the Company or any of its Subsidiaries, and (c) the purchase requirements of the Company or any of its Subsidiaries with respect to raw materials and inventory.

        8.12 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, PROVIDED that the Company or any of its Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding $10,000,000.

        8.13 FISCAL YEAR. Permit the fiscal year of the Company to end on a day other than the Saturday closest to December 31, unless the Company shall have given at least 45 days prior written notice to the Administrative Agent.


SECTION 9.  EVENTS OF DEFAULT

        Upon the occurrence of any of the following events:

                (a) The Company shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 3.6 or (ii) pay any interest on any Loan or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

                (b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                (c) The Company shall default in the observance or performance of any agreement contained in subsection 7.7(a) of this Agreement, the Company shall default in the observance or performance of any agreement contained in Section 7.8(c) of this Agreement or any Credit Party shall default in the observance or performance of any agreement contained in
        Section 2 of the Guarantee to which it is a party; or

                (d) The Company or any other Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document, and such default shall continue unremedied for a period of 30 days; or

                (e) The Company or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt) or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, PROVIDED that the aggregate principal amount of all such Indebtedness and Contingent Obligations which would then become due or payable as described in this Section 9(e) would equal or exceed $5,000,000; or

                (f) (i) The Company or any of their respective Subsidiaries (other than any Subsidiary which is a Non-Significant Subsidiary within the meaning of clause (i) of the definition thereof) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
        (i), (ii), or (iii) above; or (v) the Company or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) shall occur with respect to, or proceedings to have a trustee appointed shall commence with respect to, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, such Reportable Event shall continue unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, such proceedings shall continue for ten days after commencement thereof or
        (iv) any Single Employer Plan shall terminate for purposes of Title
        IV of ERISA; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions relating to such Plans, if any, could subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities which in the aggregate would have a Material Adverse Effect; or

                (h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

                (i) Except as provided in subsection 11.11, any Guarantee hereof shall cease, for any reason, to be in full force and effect or any Credit Party shall so assert in writing; or

                (j) Except as provided in subsection 11.11, any Pledgor (as defined in the relevant Pledge Agreement) shall breach any covenant or agreement contained in such Pledge Agreement with the effect that such Pledge Agreement shall cease to be in full force and effect or the Lien granted thereby shall cease to be a first priority Lien or any Credit Party shall assert in writing that any Pledge Agreement is no longer in full force and or effect or the Lien granted thereby is no longer a first priority Lien; or

                (k) (i) Until such time as the Leverage Ratio is 1.5 to 1.0 or less, the FL Affiliates shall own beneficially less than 25% of the outstanding voting stock of the Company, (ii) at any time that the FL Affiliates owns beneficially less than a majority, but more than 25% of the outstanding voting stock of the Company, the occurrence of any event as a result of which event, any person or group (other than the FL Affiliates) acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of a percentage of the outstanding voting stock of the Company greater than that percentage owned beneficially by the FL Affiliates, (iii) at a time that the FL Affiliates beneficially owns less than 25% of the outstanding voting stock of the Company, the occurrence of any event, as a result of which event, any person or group (other than the FL Affiliates) acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Exchange Act) of 25% or more of the outstanding voting stock of the Company or (iv) any person or group of persons (other than the FL Affiliates) at any time has the right to designate or elect a majority of the board of directors of the Company);

then, and in any such event, (a) if such event is an Event of Default with respect to the Company specified in clause (i) or (ii) of paragraph (f) above, automatically (i) the Commitments and the Issuing Lender's obligations to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans shall immediately become due and payable, and (ii) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender's obligation to issue Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments and the Issuing Lender's obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Company's reimbursement obligations under subsection
3.6 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company's obligations under this Agreement and the Loans as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.  THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

        10.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints Chase as the Administrative Agent under this Agreement and irrevocably authorizes Chase as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent.

        10.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint Chase Bank Agency Services Corporation as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.

        10.3 EXCULPATORY PROVISIONS. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or
(ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

        10.4 RELIANCE BY THE ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

        10.5 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; PROVIDED that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Agreement or applicable law and
(ii) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        10.6 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder, issue and participate in the Letters of Credit and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative
Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

        10.7 INDEMNIFICATION. The Lenders severally agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of the sum of their respective Revolving Credit Commitments (or, to the extent such Revolving Credit Commitments have been terminated, according to the respective outstanding principal amounts of the Revolving Credit Loans and obligations, whether as Issuing Lender or a Participating Lender, with respect to Letters of Credit) and Term Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing;
PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements contained in this subsection 10.7 shall survive the payment of the Notes and all other amounts payable hereunder.

        10.8 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. The Administrative Agent and its Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued by or participated in by it, the Administrative Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacities.

        10.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

        10.10 ISSUING LENDER AS ISSUER OF LETTERS OF CREDIT. Each Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

        10.11 OTHER AGENTS. The Syndication Agent, the Documentation Agent and the Managing Agent shall have no rights or obligations in their capacities as such.

SECTION 11.  MISCELLANEOUS

        11.1 AMENDMENTS AND WAIVERS. No Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that:

                (a) no such waiver and no such amendment, supplement or modification shall directly or indirectly release (i) any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee, without the written consent of the Required Lenders or (ii) release all or substantially all of the Subsidiary Guarantees, without the written consent of the Release Lenders, except in either case as otherwise provided herein or in any other Credit Document;

                (b) no such waiver and no such amendment, supplement or modification shall directly or indirectly release (i) any Subsidiary Guarantor from its obligations under the Subsidiary Pledge Agreement, without the consent of the Required Lenders, or (ii) the Company or all or substantially all the Subsidiaries from their obligations under the Company Pledge Agreement or the Subsidiary Pledge Agreement, respectively, without the written consent of the Release Lenders, except in either case as otherwise provided herein or in any other Credit Document;

                (c) no such waiver and no such amendment, supplement or modification shall (i) extend the scheduled maturity of any Loan or scheduled installment of any Loan or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or increase the amount of any Commitment of any Lender without the consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this subsection 11.1 or the definitions of Required Lenders or Release Lenders or change the percentage of the Lenders required to waive a condition precedent under Section 6 or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the written consent of each Lender; and

                (d) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of
        Section 10 without the written consent of the then Issuing Lender and Administrative Agent.

Any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, the Administrative Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders. In the case of any waiver, the Company, the Lenders, the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other
Default or Event of Default, or impair any right consequent thereon.

        11.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of each Credit Party and the Administrative Agent, and as set forth on Schedule 1 hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

         The Company:                 The Yankee Candle Company, Inc.
                                      102 Christian Lane
                                      Whately, Massachusetts 01093
                                      Attention: Robert R. Spellman

                                      Telecopy: (413) 665-4171

         With a copy to:              Forstmann Little & Co.
                                      767 Fifth Avenue
                                      44th Floor
                                      New York, New York  10153
                                      Attention:  Sandra Horbach
                                      Telex:  497 23385LCO
                                      Telecopy:  (212) 759-9059

         In the case of the Company
         with a copy to:              Fried, Frank, Harris, Shriver & Jacobson
                                      One New York Plaza
                                      New York, New York  10004
                                      Attention:  Robert C. Schwenkel
                                      Telex:  128173
                                      Telecopy:  (212) 859-4000

         The Administrative Agent:    The Chase Manhattan Bank

                                      270 Park Avenue
                                      New York, New York  10017
                                      Attention:  William J. Caggiano
                                      Telecopy:  (212) 972-0009

           With a copy to:            Chase Securities Inc.
                                      270 Park Avenue
                                      New York, New York  10017
                                      Attention:  Allison Conway
                                      Telecopy:  (212) 270-1848

PROVIDED that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.3, 3.7, 4.1, 4.3, 4.4, 4.5 and
4.6 shall not be effective until received and PROVIDED, FURTHER that the failure to provide the copies of notices to the Company provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent or any Lender.

        11.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Loans.

        11.5 PAYMENT OF EXPENSES AND TAXES. The Company agrees:

                (a) to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent;

                (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent and each Lender incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto;

                (c) to pay, indemnify, and to hold the Administrative Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and

                (d) to pay, indemnify, and hold the Administrative Agent and each Lender and their respective officers, directors, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts' and consultants' fees and reasonable fees and disbursements of counsel and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against the Administrative Agent or the Lenders (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans, or any of the other transactions contemplated hereby or thereby, whether or not the Administrative Agent or any of the Lenders is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses, to the extent required under Environmental Laws, in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 11.5(d) is intended to limit the Company's obligations pursuant to subsection 3.6);

(all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"), PROVIDED that the Company shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent or any Lender or any of their respective officers, directors, employees or agents arising from (i) the gross negligence or willful misconduct of such Administrative Agent or Lender or their respective directors, officers, employees or agents or (ii) legal proceedings commenced against the Administrative Agent or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against the Administrative Agent or any such Lender by any Transferee (as defined in subsection 11.6). The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

        11.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS; PURCHASING LENDERS. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders and the Administrative Agent, all future holders of the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

        (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any participating interest of such Lender in the Letters of Credit, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents, PROVIDED, HOWEVER, that no Lender shall sell any such participating interest to any Participant which is a Non-U.S. Lender that is unable to deliver to such Lender either an Internal Revenue Service Form 4224 or Form 1001 pursuant to subsection 4.18(e) hereof). In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents. The Company agrees that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; PROVIDED that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof, as provided in subsection 11.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 4.12, 4.19, 4.20 and 4.21 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time; PROVIDED that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and each Participant shall be subject to the provisions of paragraph (c) of subsection 4.20.

        (c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to any Lender or any Affiliate thereof (including any Affiliate or Subsidiary of such transferor Lender) (with "Affiliate" of any Lender including, for purposes of this subsection 11.6, any open-end or closed-end mutual fund, or any investment partnership or account or other investment entity, which is advised by the same or an affiliated investment advisor, including up to a total of four) and, with the prior written consent of the Company and the Administrative Agent (which in each case shall not be unreasonably withheld), sell to one or more additional banks or financial institutions (an "ASSIGNEE"), all or any part of its rights and obligations under this Agreement, the Notes and the other Credit Documents and, with respect to the Letters of Credit, such Lender's L/C Participating Interest, pursuant to an Assignment and Acceptance executed by such Assignee, such assigning Lender
(and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Administrative Agent), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); PROVIDED that (A) each such sale pursuant to this subsection 11.6(c) of less than all of a Lender's rights and Obligations (I) to a Person which is not then a Lender or an Affiliate of a Lender shall be of Commitments and/or Loans of $10,000,000 or more and (II) to a Person which is then a Lender or an Affiliate of a Lender may be in any amount, (B) in the event of a sale of less than all of such rights and obligations, such Lender after such sale shall retain Commitments and/or Loans (without duplication) aggregating at least $10,000,000 and (C) each Assignee which is a Non-U.S. Lender shall comply with the provisions of subsection 4.18(e) hereof; and PROVIDED, FURTHER that the foregoing shall not prohibit a Lender from selling participating interests in accordance with subsection 11.6(b) in all or any portion of its Commitments and/or Loans (without duplication). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with the Commitments and Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement and the Notes. As soon as practicable after the effective date determined pursuant to such Assignment and Acceptance, the Company, at its own expense, shall, to the extent requested by the Assignee, execute and deliver to the Administrative Agent, in exchange for any surrendered Notes, new Notes to the order of such Assignee in amounts equal to the respective Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments hereunder, to the extent requested by the assigning Lender, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Company marked "cancelled". Notwithstanding anything herein to the contrary
(and to the extent permitted by law), after the occurrence of an Event of Default of the type described in section 9(f) with respect to or the Company, any Lender may sell all or any part of its rights and obligations under this Agreement without the consent of the Company.

        (d) [Reserved]

        (e) The Administrative Agent acting on behalf of and as agent for the Company, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and registered owners of the Notes and the Commitment of, the principal amount of any Term Loans, Swing Line Loans and/or Revolving Credit Loans owing to, and if such Lender has any Revolving Credit Commitment, the L/C Participating Interests of, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or L/C Participating Interests recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $4,000 if the Assignee is not a Lender or an Affiliate thereof prior to the execution of such Assignment and Acceptance and $1,000 otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company.

        (g) The Company authorizes each Lender to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee any and all financial information in such Lender's possession concerning the Company and their respective Subsidiaries which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender's credit evaluation of the Company and their respective Subsidiaries and Affiliates prior to becoming a party to this Agreement.

        (h) If, pursuant to this subsection 11.6, any interest in this Agreement or any Loan or Letter of Credit is transferred to any Transferee which would be a Non-U.S. Lender upon the effectiveness of such transfer, the assigning Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Administrative Agent and the Company) that under applicable law and treaties no U.S. Taxes will be required to be withheld by the Administrative Agent, the Company or the assigning Lender with respect to any payments to be made to such Transferee in respect of the Loans or L/C Participating Interests, (ii) to furnish to the assigning Lender (and, in the case of any Assignee registered in the Register, the Administrative Agent and the Company) such Internal Revenue Service Forms required to be furnished pursuant to subsection 4.18(e) and
(iii) to agree (for the benefit of the assigning Lender, the Administrative Agent and the Company) to be bound by the provisions of subsection 4.18(e).

        (i) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this subsection 11.6.

        11.7 ADJUSTMENTS; SET-OFF. (a) If any Lender (a "BENEFITTED LENDER") shall at any time receive any payment of all or part of any of its Term
Loans, Revolving Credit Loans (other than payment of Swing Line Loans) or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Term Loans, Revolving Credit Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Term Loans, Revolving Credit Loans or L/C Participating Interests, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender's Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Company notice of any set-off, PROVIDED that the failure to give such notice shall not affect the validity of such set-off.

        (b) Upon the occurrence of an Event of Default specified in Section 9(a) or 9(f), the Administrative Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being hereby waived by the Company, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of the Company or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Company hereunder and under the other Credit Documents and claims of every nature and description of the Administrative Agent or such Lender against the Company in any currency, whether arising hereunder, or otherwise, under any other Credit Document as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Company promptly of any such setoff made by it and the application made by it of the proceeds thereof, PROVIDED that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such Lender may have.

        11.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent. This Agreement shall become effective with respect to the Company, the Administrative Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Company and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.

        11.9 INTEGRATION. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

        11.10 GOVERNING LAW; NO THIRD PARTY RIGHTS. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SUBSECTION 11.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

        11.11 SUBMISSION TO JURISDICTION; WAIVERS. (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SUBSECTION 11.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(iv) AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

        (b) EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (A) ABOVE.

        11.12 ACKNOWLEDGMENTS. The Company hereby acknowledges that:

                (a) neither the Administrative Agent nor any Lender has any fiduciary relationship to any Credit Party, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor; and

                (b) no joint venture exists among the Lenders or among any Credit Parties and the Lenders.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.


THE YANKEE CANDLE COMPANY, INC.


By:
    ---------------------------
    Title:

                                        THE CHASE MANHATTAN BANK, as
                                          Administrative Agent, Issuing Lender
                                          and as a Lender


                                        By:
                                            ---------------------------------
                                            Title:


                                        NATIONSBANC MONTGOMERY SECURITIES LLC,
                                        as Syndication Agent and as a Lender


                                        By:
                                            ---------------------------------
                                            Title:


                                        THE BANK OF NOVA SCOTIA, as
                                        Documentation Agent and as a Lender


                                        By:
                                            ---------------------------------
                                            Title:

                                        BANKBOSTON, as Managing Agent and as
                                        a Lender


                                        By:
                                            ---------------------------------
                                            Title:

                                   Schedule 1


                                            Revolving Credit         Term Loan
Lender                                         Commitment            Commitment
------                                      ----------------         ----------

The Chase Manhattan Bank
270 Park Avenue
New York, New York  10017
Telecopy:  (212) 972-0009
Attention:  William J. Caggiano


NationsBanc Montgomery Securities LLC
[Address]
Attention: ________


The Bank of Nova Scotia
[Address]
Attention:  _______

BankBoston
[Address]
Attention:  ________
                                                  ------------      ------------
                                                  $150,000,000      $150,000,000

                                                                         Annex A


                                  PRICING GRID


  Leverage           Eurodollar               Abr                 Commitment
Ratio Level       Applicable Margin      Applicable Margin         Fee Rate
-----------       -----------------      -----------------         --------

      I                1.75%                   0.75%                0.375%
     II                1.50%                   0.50%                0.375%
    III                1.25%                   0.25%                0.300%
     IV                1.00%                    0%                  0.250%